                                                                   EXHIBIT 10.22


                             RESEARCH, COLLABORATION
                                       AND
                             DISTRIBUTION AGREEMENT

               This Agreement is made and entered into the 22nd day of December, 1997, by and between PerImmune, Inc., a Delaware corporation ("PERIMMUNE"), maintaining an office at 1330 Piccard Drive, Rockville, Maryland 20850-4396 and Mentor Corporation, a Minnesota corporation ("MENTOR") maintaining an office at 5425 Hollister Avenue, Santa Barbara, CA 93111.

                                    RECITALS

               WHEREAS, PERIMMUNE has developed and refined a method of treating urological diseases and cancer with a keyhole limpet hemocyanin composition and is the owner of all rights to proprietary technical information and the U.S. Patent (as defined herein) related thereto;

               WHEREAS, PERIMMUNE has advised MENTOR that PERIMMUNE believes that it can, within a period of three (3) years at a cost of approximately Three Million Dollars ($3,000,000): (a) implement and complete a Phase III clinical testing program for the use of the Product (as defined herein) to treat refractory bladder cancer, as clinically defined in the PERIMMUNE Phase I/II protocol and clinical results previously provided to MENTOR ("Refractory Bladder Cancer"), and (b) submit an application for the use of such Product to the United States Food and Drug Administration (the "FDA") for the treatment of Refractory Bladder Cancer;

               WHEREAS, PERIMMUNE and MENTOR desire to enter into an arrangement pursuant to which MENTOR will fund the costs of implementing and carrying out the program described in the preceding recital, and pay certain fees to PERIMMUNE as agreed milestones in such program are attained, and PERIMMUNE will grant to MENTOR on the terms and conditions set forth in this agreement the exclusive worldwide right to market, sell and distribute the Product for the Indicated Uses (as defined herein);

               WHEREAS, PERIMMUNE and MENTOR agree that, despite the diligent efforts of PERIMMUNE and MENTOR, there can be no assurance that the objectives of the Project Development Activities or the Project Objective (each as defined herein) will be attained or that the Project Development Activities will result in commercial use of the Product for any one or more Indicated Uses.

               NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        1.1. "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person.

        1.2. "Approvals" means, with respect to any governmental authority or agency, any or all approvals, clearances, registrations, licenses, authorizations, visas or permits required by such governmental authority or agency in order to import, export, offer for sale, sell, market, manufacture, have made or use the Product.

        1.3. "Competitive Product" means any product constituted from KLH (as defined herein) that is used in the Indicated Uses.

        1.4. "Effective Date" means the date of this Agreement as set forth above.

        1.5. "Indicated Uses" means the use of the Product in all uro-genital applications, including but not limited to use as an injectable bio-pharmaceutical to treat cancer of the bladder and prostate gland and interstitial cystitis.

        1.6. "Improvements" means all modifications, variations and revisions and new models or versions of the Product developed by the parties hereto which relates or has consequence with respect to the Product in any of the following ways: (1) improves the Product's performance; (2) reduces the cost of materials or components for the Product; (3) reduces production, manufacturing or associated costs of the Product; (4) increases the life, durability or continuous performance characteristics of the Product; (5) expands the applications to which the Product may be put; (6) increases or enhances the marketability or commercial aspect of the Product; or (7) would, if implemented, replace or displace the Product in one or more material commercial markets for the Product. Improvements may be patentable or unpatentable, and if patentable, need not be patented.

        1.7. "Net Sales" means the gross invoiced price for the sale of Product to purchasers by MENTOR, its agents or Affiliates less (a) any credits and allowances granted by MENTOR to purchasers with respect to the Product, including, without limitation, credits and allowances on account of price adjustments, returns, discounts and chargebacks, (b) any sales, excise, value-added, turnover or similar taxes, and (c) transportation, insurance and handling expenses if separately invoiced and directly chargeable to such sales.

        1.8. "Person" means any individual, corporation, partnership, association, trust, estate or other entity or organization, including any governmental entity or authority.

        1.9. "Product" means the keyhole limpet hemocyanin composition ("KLH"), as more particularly described in the PERIMMUNE Phase I/II protocol and the U.S. Patent (as defined herein), and any Improvements thereto.

        1.10. "Product Patents" means any and all United States patents and patent applications, all divisionals, continuations, continuations-in-part, re-issues, extensions or foreign counterparts thereof, now or hereafter owned or controlled ("controlled" being used in the sense of having the right to grant licenses thereunder) by PERIMMUNE, covering the manufacture, use, sale, offer for sale and/or importation of the Product, including but not limited to, the U.S. Patent No. 5,407,912 attached hereto as Exhibit B.

        1.11. "Project Budget" means the budget attached as Exhibit A to this Agreement, setting forth the estimated costs of carrying out the Project Development Activities.

        1.12. "Project Development Activities" means the program implemented pursuant to the provisions of this Agreement in order to accomplish the following objectives in the following order of priority: (a) the implementation and completion of Phase III clinical testing of the Product for use in the treatment of Refractory Bladder Cancer; (b) the preparation and filing of an application with the FDA on or before June 30, 2000, for the approval by the FDA of the use of the Product for the treatment of Refractory Bladder Cancer; (c) obtaining FDA approval for the use of the Product for the treatment of Refractory Bladder Cancer; and (d) identifying and establishing contractual relationships with sources of supply for raw materials required to manufacture the Product.

        1.13. "Project Objective" means the issuance of an approval by the FDA for the use of the Product in the treatment of Refractory Bladder Cancer.

        1.14. "Product Information" means, individually and collectively, all manufacturing, analytical and marketing information and technical know-how, trade secrets and inventions owned, controlled, conceived and/or reduced to practice and/or acquired (i) by PERIMMUNE before the date of this Agreement, or
(ii) by PERIMMUNE or MENTOR or jointly by the parties during the Research and Development Period, and directed to the Product, (whether or not relating to any Indicated Use), including, but not limited to, specifications for ingredients and formulations, information relating to regulatory and clinical work, testing or studies, manufacturing methods and procedures.

        1.15. "Project Plan" means the research and development plan attached hereto as Exhibit A, including the budget, time-lines and milestones reflected in such Exhibit for carrying out the Project Development Activities.

        1.16. "Quality Specifications" means the quality specifications for the Product agreed upon by the Joint Committee, as such quality specifications shall be modified from time to time by mutual agreement of the parties hereto.

        1.17. "Research and Development Period" means the period commencing on the Effective Date and continuing until the first to occur of either of the following events: (a) the attainment of the Project Objective or (b) a joint determination by the parties hereto that the Project should be discontinued.

        1.18. Target Period" means a period of thirty-six (36) months, measured from the Effective Date.

        1.19. "Vial" means a vial containing the quantity of the product that is the standard dosage for a single treatment, which the parties hereto believe is likely to be a quantity between two (2) and ten (10) mg.

        1.20. "U.S. Patent" means United States Patent No. 5,407,912 attached hereto as Exhibit B.

                                   ARTICLE II
                            RESEARCH AND DEVELOPMENT

        2.1. Joint Committee. Promptly upon execution of the Agreement, PERIMMUNE and MENTOR shall form a Joint Research and Development Committee (the "Joint Committee") comprising six (6) members for the purposes of implementing and revising the Project Plan and coordinating the Project Development Activities to be conducted by the Project Teams. Three members of the Joint Committee (and their successors or replacements, if any) shall be appointed by PERIMMUNE and three members (and their successors or replacements, if any) shall be approved by MENTOR. All actions of the Joint Committee shall be by a majority vote of all members.

        2.2. Project Teams. In order to carry out its respective obligations relating to the Project Development Activities, each of PERIMMUNE and MENTOR shall assign a defined team of employees to perform the Project Development Activities (each such team, a "Project Team" and, together, the "Project Teams"). The initial PERIMMUNE Project Team shall comprise the individuals listed on Exhibit C attached hereto and the research technicians under each of their direction and control. The initial MENTOR Project Team shall comprise the individuals listed on Exhibit D attached hereto and the research technicians under each of their direction and control. PERIMMUNE and MENTOR each agree to notify the other party of any change in the personnel comprising such party's Project Team, which changes shall remain in the sole discretion of such party.

        2.3. Project Development. PERIMMUNE will exercise due diligence in carrying out the Project Development Activities at the time and in the manner contemplated by the Project Plan, and endeavoring to achieve the Project Objective. Each party shall furnish to the other materials, data, software, specification, formulas or other information as may, in the sole judgment of the Joint Committee, be reasonably necessary for the recipient of such information to perform its Project Development Activities or other duties hereunder. Towards this end, the PERIMMUNE Project Team shall periodically (which, in any event, shall be at least once every calendar quarter) during the Research and Development Period, provide to the MENTOR Project Team a written progress report in form and substance established by the Joint Committee concerning the Project Development Activities being conducted by the PERIMMUNE Project Team, which report shall include a summary of the progress of the Project Development Activities in relation to the then current Project Budget that has been approved by the Joint Committee. Information relating to the Product provided to a party hereunder shall be governed by Section 10.1. The parties agree that, despite the diligent efforts of the parties, there can be no assurance that the objectives of the Project Development Activities or the Project Objective will be attained or that the Project Development Activities will result in commercial use of the Product for any one or more Indicated Uses.

        2.4. Compliance with Regulations. All activities, studies or other efforts in furtherance of the Project Development Activities shall be carried out pursuant to the Project Plan in strict compliance with any applicable United States Federal, state or local laws, regulations or guidelines governing the conduct of such activities, studies or efforts.

        2.5. Project Development Costs. The costs and expense of the Project Development Activities shall be borne and paid by the parties as follows:

               2.5.1. Costs Payable by MENTOR. MENTOR shall pay (a) all reasonable costs associated with the Project Development Activities as reflected in the Project Budget, to the extent that such costs do not exceed the sum of $3,000,000, plus (b) the costs of any additional work requested by MENTOR that is not within the scope of the Project Development Activities (e.g., preparing applications for Approvals of the Product for additional Indicated Uses or for jurisdictions other than the United States) and (c) the costs of carrying out additional clinical testing or other work required by the FDA after the submission of the application for Approval for the use of the Product to treat Refractory Bladder Cancer, to the extent that such additional testing or other work was not reasonably within the scope of or contemplated by the Project Development Activities described in the Project Plan.

               2.5.2. Costs Payable by PERIMMUNE. Subject to the obligations of MENTOR set forth in Section 2.5.1, above, PERIMMUNE shall be responsible for and shall pay all costs of the Project Development Activities to the extent such costs exceed $3,000,000, including the costs that would customarily be incurred by a manufacturer in the ordinary course of business for the purpose of submitting an application for pre-marketing approval to the FDA and prosecuting such application to completion and the issuance of the Approval applied for.

               2.5.3. Time and Manner of Payment. All amounts payable by MENTOR to PERIMMUNE pursuant to this Section 2.5 shall be payable in advance by wire transfer of same day funds on a quarterly basis. MENTOR shall pay the estimated costs of the Project Development Activities for the period beginning on the Effective Date of this Agreement and ending on March 31, 1998 concurrently with its execution of this Agreement. Thereafter, MENTOR shall pay the estimated costs of the Project Development Activities for the next calendar quarter within ten (10) days after the start of such calendar quarter unless MENTOR is entitled to delay or suspend the next quarterly payment as provided by Section 2.5.6 of this Agreement. Amounts not expended during any quarter or year shall be carried forward to succeeding periods, it being intended that

        (a) MENTOR shall be obligated to expend $3,000,000 during the Target Period or until the Project Objective is attained, whichever occurs first, and (b) any amounts up to $3,000,000 remaining unexpended after the attainment of the Project Objective, shall be paid to PERIMMUNE as an additional fee.

                2.5.4. Limitation on Obligation. Except as expressly provided by
        Section 2.5.1, above, MENTOR shall not be obligated to pay more than $3,000,000 of the costs of the Project Development Activities, and PERIMMUNE shall pay all costs and expenses in excess of such amount.

                2.5.5. Use of Funds. PERIMMUNE shall use the funds paid by MENTOR pursuant to Section 2.5.3, above, only for the payment of the costs and expenses of the Project Development Activities. No portion of any such funds shall be used (a) for the payment of PERIMMUNE's overhead or general and administrative expenses, except to the extent that such expenses have been properly allocated to the Project Development Activities at the same rate at which such expenses are allocated to all other projects and corporate activities of PERIMMUNE, or (b) for the acquisition of capital equipment or other tangible personal property having a useful life in excess of three (3) years.

               2.5.6. Right of MENTOR to Suspend Payment. PERIMMUNE shall provide to MENTOR from time to time such information as MENTOR may reasonably request for the purpose of demonstrating that there are sufficient funds remaining in the Project Budget and available to PERIMMUNE to complete the Project Development Activities. MENTOR shall be entitled to suspend payment of costs associated with the Project Development Activities if (a) PERIMMUNE fails to submit the quarterly report called for by Section 2.3 of this Agreement, or (b) any such report evidences that (i) PERIMMUNE is not carrying out the Project Development Activities in accordance with the terms and within the period of time established by the Project Plan, or (ii) in MENTOR's reasonable judgment, there will be insufficient funds available in the Project Budget to attain the Project Objective within the Target Period. Should MENTOR become entitled to suspend payments to PERIMMUNE hereunder, then MENTOR shall not be required to resume payments until PERIMMUNE has taken the corrective action necessary to eliminate the cause of such suspension in payments.

                                   ARTICLE III
                      DEVELOPMENT FEES PAYABLE TO PERIMMUNE

        3.1. Payment Schedule. In addition to funding the cost of the Project Development Activities provided in Section 2.5, MENTOR shall pay to PERIMMUNE as a research and development fee, an aggregate amount equal to Three Million Dollars ($3,000,000), payable upon the occurrence of the following events (each, a "Milestone Event" and the payment in respect of each Milestone Event, a "Milestone Payment"): (i) One Million Dollars ($1,000,000) upon the enrollment of the first patient in Phase III clinical trials under protocols accepted by the United States Food and Drug Administration ("FDA") for use of the Product for an Indicated Use, (ii) One Million Dollars ($1,000,000) upon the enrollment of the last patient in such Phase III clinical trials, and
(iii) One Million Dollars ($1,000,000) upon obtaining FDA approval to market and sell the Product for an Indicated Use.

        3.2. Manner of Payment. PERIMMUNE shall provide to MENTOR written notice of the satisfaction of each Milestone Event. Promptly upon receipt of such written notice, and, in any event within five (5) days, thereafter, MENTOR shall pay to PERIMMUNE, by wire transfer of same day funds, the Milestone Payment in respect of such Milestone Event.

                                   ARTICLE IV
                       OWNERSHIP OF INVENTIONS AND PATENTS

        4.1. Ownership of Information. All Product Information is, or shall be, owned solely by PERIMMUNE. Other than as may be set forth herein, MENTOR shall have no rights in or to any Project Information.

        4.2. License. PERIMMUNE hereby grants MENTOR a world-wide, royalty-free, perpetual, non-exclusive license in the Product Information, the Product Patents and the Approvals to make, use and sell the Product for use in the Indicated Uses without any further duty or obligation to PERIMMUNE. MENTOR covenants that it shall not exercise such license except upon the occurrence of one or more of the circumstances set forth in Section 7.4(i), 7.4(ii), 7.4(iii) or 7.4(iv).

        4.3. Ownership of Product Patents and Improvements. PERIMMUNE shall have sole and exclusive ownership of the Product Patents and of any Improvements (whether patentable or unpatentable) made or discovered by PERIMMUNE or MENTOR separately or by the parties jointly. PERIMMUNE shall be responsible for the preparation, filing and prosecution of Product Patents as well as all costs and fees associated therewith. PERIMMUNE shall apply for, seek prompt issuance of and maintain during the terms of this Agreement the Product Patents in all jurisdictions where patent protection is available and where, in PERIMMUNE's judgment, such patent protection is necessary or advisable given plans for marketing the Product for one or more of the Indicated Uses. The preparation, prosecution and maintenance of all Product Patents shall be the primary responsibility of PERIMMUNE; provided however, that MENTOR shall be afforded reasonable opportunities to advise PERIMMUNE and shall cooperate with PERIMMUNE in such preparation, prosecution and maintenance. PERIMMUNE shall promptly advise MENTOR of the grant, lapse, revocation, surrender, or any threatened invalidation or of its intention to abandon any such patent, application or foreign counterpart.

        4.4. Infringement of Product Patents. PERIMMUNE and MENTOR shall each promptly notify the other of any infringement of any Product Patent in any jurisdiction which may come to its attention. PERIMMUNE shall promptly undertake reasonable efforts to obtain a discontinuance of the aforesaid infringement or unauthorized use. Any suit to obtain such discontinuance shall be brought by PERIMMUNE in its name unless the law of the relevant forum requires otherwise.

                                    ARTICLE V
                               REGULATORY AFFAIRS

        5.1. Approvals. PERIMMUNE shall hold the biological license application ("BLA") and all other Approvals for the Product.

        5.2. Assistance in Gaining Approvals. PERIMMUNE shall exercise due diligence in attempting to obtain and in maintaining in full force and effect the Approval for the marketing and sale of the Product in the United States for the treatment of Refractory Bladder Cancer. At MENTOR's request, PERIMMUNE shall exercise due diligence in attempting to obtain and in maintaining in full force and effect the Approvals for the marketing and sale of the Product (i) for Indicated Uses other than Refractory Bladder Cancer in the United States and
(ii) for Indicated Uses in Canada, the member states of the European Community, and in each other jurisdiction in which MENTOR desires to market and sell the Product for the Indicated Uses, provided that, in each case, MENTOR shall bear all costs, fees and other expenses required to be paid to regulatory authorities for the purpose of applying for, obtaining or preserving such Approvals, provided further that, in each case, if any application or submission required to gain such Approvals requires additional clinical tests or data beyond the clinical tests and data that are produced during the clinical tests required to gain Approval for the marketing and sale of the Product in the United States, MENTOR shall bear all costs of conducting additional clinical tests and obtaining such additional clinical data, and provided further that, in each case, MENTOR shall, at no charge to PERIMMUNE, provide reasonable assistance to PERIMMUNE in making such applications, submissions or filings as may be required or advisable to obtain such Approvals. Notwithstanding anything else herein to the contrary, PERIMMUNE shall not be required to attempt to obtain any Approval for the marketing or sale of the Product for Indicated Uses in any jurisdiction if, in the reasonable judgment of PERIMMUNE, such efforts separably or in the aggregate would affect PERIMMUNE's ability to attain the Project Objective.

        5.3. Notice of Reports to Government Authorities. Each party shall promptly notify the other party of any information coming to its attention concerning experience with any Product for which records and reports are filed with any governmental authority, but shall not be liable for any intentional failure to do so.

                                   ARTICLE VI
                                  DISTRIBUTION

        6.1. Appointment and Acceptance. PERIMMUNE hereby appoints MENTOR as its exclusive worldwide distributor of the Product for the Indicated Uses during the term of this Agreement and MENTOR agrees to act in this capacity, all subject to the terms and conditions of this Agreement. During the term of this Agreement,
(a) neither PERIMMUNE nor any of its Affiliates shall market or distribute the Product for use in the Indicated Uses, (b) PERIMMUNE shall not license any other Person to market or distribute the Product for use in the Indicated Uses, (c) PERIMMUNE shall not supply to any person other than MENTOR and its Affiliates Product that indicates on its label or in any product information sheet or other packaging accompanying the Product that the Product is suitable for use in the Indicated Uses, and (d)

PERIMMUNE shall not knowingly sell the Product to persons whom PERIMMUNE knows or has reason to know will use the Product in the Indicated Uses or will distribute or re-sell the Product for such uses.

        6.2. Terms of Sale.

             (a) MENTOR shall purchase its requirements for the Product during the term of this Agreement solely from PERIMMUNE for a purchase price to be calculated as set forth herein and PERIMMUNE shall use all reasonable best efforts to supply all such requirements.

             (b) Within thirty (30) days from the date of invoice for any Product sold to MENTOR, MENTOR shall pay to PERIMMUNE an amount equal to Thirty Dollars ($30) per Vial of the Product (such amount, the "Advance"). Additionally, within thirty (30) days of the close of each calendar quarter in which MENTOR has purchased Product from PERIMMUNE pursuant hereto, MENTOR shall pay to PERIMMUNE an amount equal to (i) thirty percent (30%) of MENTOR's aggregate Net Sales (as defined herein) from the Product during the calendar quarter (the "Percentage Sales Amount") less (ii) the aggregate amount equal to
(A) the number of Vials sold during such calendar quarter for which MENTOR has paid to PERIMMUNE an Advance, multiplied by, (B) the Advance amount (such aggregate amount, the "Quarterly Advance Amount"). In the event that the Quarterly Advance Amount in respect of any calendar quarter shall exceed the Percentage Sales Amount for such calendar quarter, then the amount payable to PERIMMUNE pursuant to the preceding sentence shall be zero. Unless MENTOR and PERIMMUNE otherwise agree in a writing signed by both of them, the payment and other provisions set forth in this Agreement shall supersede those of any subsequent purchase order, sales confirmation form or other document hereafter sent by either party hereto to the other.

             (c) Within thirty (30) days after the end of each calendar quarter in which MENTOR has purchased any Product from PERIMMUNE, MENTOR shall submit a report to PERIMMUNE certified by a financial officer of MENTOR and setting forth, with respect to such calendar quarter, (i) the aggregate number of Vials of Product purchased from PERIMMUNE, (ii) the aggregate number of Vials of Product sold by MENTOR, (iii) 30% of MENTOR's aggregate Net Sales from the Product and (iv) the aggregate Advances paid by MENTOR to PERIMMUNE with respect to the Vials of the Product sold by MENTOR. Upon thirty (30) days notice to MENTOR, PERIMMUNE shall have the right to examine the applicable books and records of MENTOR in order to verify the payments made to PERIMMUNE pursuant to
Section 6.2(b) above. In the event that any such examination reveals that the amount of such payments owed to PERIMMUNE for any calendar quarter shall be different than the amount certified to PERIMMUNE with respect to such calendar quarter and paid to PERIMMUNE pursuant to Section 6.2(b), then, any shortfall shall promptly be paid to PERIMMUNE and, alternatively, any overpayment shall promptly be re-paid to MENTOR, in each case, without interest on such payment. For purposes of this Section 6.2(c), MENTOR shall maintain such books and records for not less than three years after the relevant date.

             (d) Title and risk of loss with respect to the Product sold by PERIMMUNE to MENTOR shall pass to MENTOR upon release of Product for shipment by PERIMMUNE to the designated carrier. MENTOR shall specify the method of shipment and insurance and all freight and applicable insurance charges shall be the responsibility of MENTOR. PERIMMUNE will be responsible for contracting freight services specified by MENTOR, for which MENTOR will be billed on a shipment-by-shipment basis. The Product is subject to inspection and acceptance by MENTOR upon receipt. MENTOR shall be deemed to have accepted each shipment of the Product unless rejected for nonconformity with the Quality Specifications (as defined herein) in accordance with Section 6.5 of this Agreement, within twenty (20) working days after receipt of shipments from PERIMMUNE.

             (e) Unless approved by MENTOR in writing, PERIMMUNE will not sell any Product to MENTOR that has a shelf-life from the date of shipment by PERIMMUNE that is less than the greater of (a) twelve (12) months or (b) such longer period for which PERIMMUNE has obtained stability approval from the FDA.

        6.3.   MENTOR's Duties.  MENTOR shall:

             (a) use best commercial efforts to advertise and promote the sale of the Product in a manner calculated by MENTOR to yield benefit to the parties hereto. MENTOR agrees that during the term of this Agreement, it will not market any Competitive Product.

             (b) submit its purchase orders to PERIMMUNE in writing or via facsimile, signed by an authorized representative of MENTOR.

             (c) pay all PERIMMUNE invoices in United States currency by company check or by electronic wire transfer to an account designated by PERIMMUNE.

             (d) submit to PERIMMUNE a twelve (12) month forecast of purchases of Product from PERIMMUNE and delivery dates for such Product, which forecast shall not constitute a firm purchase commitment, in a format to be mutually determined by the parties. Said forecast shall be submitted by MENTOR to PERIMMUNE within thirty (30) days after gaining FDA approval for use in the Indicated Uses, and quarterly thereafter. MENTOR shall place firm orders from time to time for the purchase of the Product at least ninety (90) days in advance of required delivery.

             (e) obtain advance written authorization and a Returned Material Authorization ("RMA") prior to returning any of the Product.

             (f) maintain a properly trained sales force of adequate size to represent and promote the sale of the Product and provide instructions to customers in the use of the Product. MENTOR shall be responsible for developing its own marketing plan and system for dispensing the Product.

             (g) carry in stock an inventory of the Product sufficient to promptly fill the orders of MENTOR's customers.

             (h) pay any import duty or like charge on the entry of the Product into any jurisdiction and any local or other applicable taxes.

             (i) maintain separate and detailed accurate and complete records of all transactions in respect of the Product, including, but not limited to, such records as identify all customer purchases by Product and serial and/or lot number, and possess the capability to notify all purchasers in the event of a Product recall or corrective action.

             (j) defray all expenses of and incidental to the distribution and sale of the Product hereunder incurred by MENTOR.

             (k) make no contracts or commitments on behalf of PERIMMUNE or make any promises or representations or give any warranties or guarantees with respect to the Product except as herein expressly permitted or otherwise incur any liability on behalf of PERIMMUNE without PERIMMUNE's prior written consent, nor represent itself as agent or partner of PERIMMUNE.

             (1) comply with all laws and regulations and requirements applicable to a seller of bio-pharmaceutical products, and with all laws and regulations and requirements of governmental agencies in any jurisdiction in which it markets, distributes or sells the Product.

             (m) except as authorized in writing by PERIMMUNE, refrain absolutely from using the trademark or trade name and logo of PERIMMUNE in connection with the marketing, distribution and sale of any Product.

        6.4.   PERIMMUNE's Duties.  PERIMMUNE shall:

             (a) make reasonable best efforts, in good faith, to deliver MENTOR's firm orders for the Product within ninety (90) days from date of order receipt, provided that if PERIMMUNE is unable to deliver such firm orders within such ninety (90) day period, PERIMMUNE will give priority to the delivery of the Product to MENTOR to deliver such firm order, over the delivery of the Product to any other purchaser or distributor, until such firm orders are filled. MENTOR shall specify the method of shipment and insurance and PERIMMUNE shall make reasonable best efforts, in good faith, to comply with such specifications. If no such specification is made, or if the specification cannot be reasonably complied with after notice to MENTOR and an opportunity to resolve the issues surrounding PERIMMUNE's alleged inability to comply, PERIMMUNE may select a reasonable manner of shipment and insurance, the cost of which shall be the responsibility of MENTOR as provided in Section 6.2(d).

             (b) afford all purchase orders for the Product received from MENTOR equal priority with PERIMMUNE's own supply requirements for (a) products that PERIMMUNE distributes for its own account and (b) orders from distributors of other products manufactured by or for PERIMMUNE. PERIMMUNE will ship all orders for the Product and for other products manufactured by or for PERIMMUNE in the priority in which such orders were received.

             (c) provide such amount of Product as MENTOR reasonably requests for use by MENTOR for promotional purposes, to MENTOR, at PERIMMUNE's cost plus shipping charges.

             (d) comply with all laws and regulations and requirements applicable to PERIMMUNE as a manufacturer of bio-pharmaceutical products.

             (e) except as authorized in writing by MENTOR, refrain absolutely from using the trademark or trade name and logo of MENTOR in connection with the marketing, distribution and sale of any Product.

             (f) supply the Product to MENTOR in Vials, pre-labeled with labels of a design provided by MENTOR. MENTOR shall supply PERIMMUNE with camera-ready artwork for such labels.

             (g) provide reasonable technical assistance to MENTOR's personnel necessary for the marketing of the Product.

             (h) at PERIMMUNE's expense, provide MENTOR with written product inserts relating to the Product's use, and with such amendments thereto as subsequently become available.

             (i) provide necessary documentation to assist MENTOR in meeting requirements to register the Product in any jurisdiction where MENTOR reasonably expects to market the product for sale, and, where possible, allow MENTOR to utilize prior registrations by PERIMMUNE.

             (j) provide MENTOR with copies of the BLA pre-market notifications submitted for the Product, copies of current package inserts for the Product, copies of documents describing specifications for the Product, and copies of all current and future correspondence with the FDA pertaining to the Product for any Indicated Use. PERIMMUNE will comply with the FDA's current good manufacturing practices and regulations ("GMP") in the manufacture of the Product. If needed to comply with any change in the law or FDA's GMP regulations or policies, or to enable MENTOR to market and distribute the Product in any jurisdiction MENTOR shall have the right to inspect PERIMMUNE's manufacturing facilities and GMP records pertaining to the manufacture of the Product. If any action should be taken by the FDA to restrict or prevent the distribution of the Product for any Indicated Use for more than thirty (30) days, and such restriction is not due to the negligence of MENTOR, then upon notice to PERIMMUNE, MENTOR shall have the right to terminate this Agreement as to such use or uses of the Product. PERIMMUNE shall replace any affected inventory of Product under this section or refund to MENTOR the purchase price it paid to PERIMMUNE for such inventory if PERIMMUNE is unable to replace the Product with comparable inventory. PERIMMUNE shall replace or repurchase any affected inventory of Product which MENTOR replaces or repurchases from MENTOR's customers, at the price MENTOR paid PERIMMUNE for such inventory. IN NO CASE SHALL PERIMMUNE BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES.

             (k) comply with the United States Food, Drug and Cosmetic Act. The Product comprising each shipment or other delivery hereafter made by PERIMMUNE to, or on the order of, MENTOR, as of the date of such shipment or delivery, shall not, on such date be, adulterated or misbranded within the meaning of the United States Food, Drug, and Cosmetic Act.

             (l) use raw materials that comply with any applicable raw material specification guidance documents promulgated by the FDA.

             (m) use manufacturing procedures that comply with all applicable GMP standards.

             (n) provide MENTOR with Product that is suitable for use for its intended purpose.

             (o) issue an RMA to MENTOR promptly upon its receipt of a request therefor, unless a reasonable basis exists for denying such request, it being understood by the parties hereto that, the failure of MENTOR to reject a Product within twenty (20) working days of receipt of the Product shall not constitute a reasonable basis for denying such request.

             (p) (i) consult with MENTOR regarding proposed changes to the Product and/or the adaptation of the Product for additional applications within the Indicated Uses, (ii) make such Improvements to the Product as may be reasonably necessary to meet the needs of the market and to keep the Product current and commercially acceptable, and (iii) make reasonable efforts consistent with its available resources and its other contractual commitments and business objectives to incorporate into the Product any features or Improvements that are recommended by MENTOR as the result of its clinical studies and its marketing and customer support activities, to the extent that such Improvements are technically and economically feasible. MENTOR shall pay a reasonable consulting fee and reasonable costs incurred by PERIMMUNE, in each case, in an amount mutually agreeable to the parties, in connection with any research or development activities that PERIMMUNE undertakes at the request of MENTOR pursuant to this Section 6.4(p).

             (q) if MENTOR exercises its right to terminate this Agreement pursuant to Section 7.2.1, take reasonable steps, consistent with the orderly termination of the Project, to reduce or eliminate as soon as reasonably practicable the costs for which MENTOR will continue to be responsible under
Section 7.2 of this Agreement, to the extent that PERIMMUNE can do so without breaching existing contractual obligations or otherwise incurring liability for wrongful conduct.

        6.5. Performance Standards.

             (a) Quality Specifications and Characteristics. PERIMMUNE shall deliver to MENTOR Product having the Quality Specifications.

             (b) Certificate of Analysis. Concurrent with shipment, PERIMMUNE shall fax to MENTOR a Certificate of Analysis, in the form set forth in Exhibit E hereto, of each lot of Product sold to MENTOR, confirming that the Product meets the Quality Specifications.

             (c) Product Acceptance. Within twenty (20) working days of receipt of Product, MENTOR shall take and conduct analysis of sample of the Product delivered by PERIMMUNE. Should the result of an analysis of such sample deviate from the Quality Specifications, MENTOR shall notify PERIMMUNE in accordance with Section 10.2 hereof and immediately thereafter provide PERIMMUNE with samples of the Product tested. If, following a review of the test result and after conducting its own tests of the sample, PERIMMUNE agrees that such sample does not conform to the Quality Specifications, PERIMMUNE shall provide to MENTOR, free of any additional charge, new deliveries of the same quantity of the Product as the one from which the sample was taken, or in PERIMMUNE's discretion and at its cost, PERIMMUNE may promptly reprocess the nonconforming Product to meet the Quality Specifications. In either event, MENTOR shall return, at PERIMMUNE's expense, the particular lot or shipment of the Product which does not comply with the Quality Specifications if requested to do so by PERIMMUNE.

        6.6.   Product Recall.

             (a) Either party shall immediately notify the other party in writing should it become aware of any defect or condition that renders any lot(s) of Product supplied by PERIMMUNE to MENTOR in violation of the United States Food, Drug and Cosmetic Act, or of a similar law of any jurisdiction or country where the Product is sold. Should either party experience any quality problem involving field correction or recall of any specific lot(s) of Product supplied to MENTOR by PERIMMUNE, such party shall notify the other in writing by facsimile within twenty-four (24) hours of the initiation of the field correction or recall. Each party will test retained samples of lots in question and report its findings to the other within ten (10) working days.

             (b) Each party shall keep the other informed of any formal action relating to any specific lot of Product sold to MENTOR hereunder by a regulatory agency of any state, national government, or government agency having jurisdiction.

             (c) Should any governmental action or other circumstances require the recall or field corrections or withholding from market of Product sold by PERIMMUNE to MENTOR, each party retains the right and obligation to correct field problems arising out of its fault or omission as it deems appropriate, with or without the concurrence of the other. All information about complaints concerning the Product shall be considered "Confidential Information" under the terms of this Agreement. MENTOR shall bear all costs of complying or effecting any recall or field correction, including the cost of the Product and the actual costs of replacing the Product, that is the result of any fault or omission attributable to MENTOR. PERIMMUNE shall bear all costs of complying or effecting any recall or field correction, including the cost of the Product and the actual costs of replacing the Product, that (i) is the result of any fault or omission attributable to PERIMMUNE or (ii) results from the fault of neither party. Should such recall or field correction result from the fault of both parties, the parties shall share all costs of complying or effecting any recall or field correction, including the costs of the Product and the actual cost of replacing the Product, in proportion to their respective degree of fault.

        6.7.   Product Complaints.

             (a) PERIMMUNE shall maintain an appropriate record of all claims made or to be made regarding the Product's performance. The parties shall share with each other all data on confirmed lot-specific Product complaints including, but not limited to, complaints or information regarding performance and/or allegations or reports of any negative effect from the use or misuse of such affected lot of Product as soon as such data is available. Each party will provide reasonable assistance to the other in resolving customer complaints to the extent the complaint arises out of any fault or omission of the party whose assistance is requested. However, MENTOR shall have sole responsibility and authority to interact directly with MENTOR's customers in the resolution of such complaints and PERIMMUNE agrees that it will only interact with MENTOR in such matters.

             (b) PERIMMUNE shall evaluate and investigate all customer complaints in connection with the Product which may be brought to its attention, in writing, by MENTOR, provided that such complaints (i) have been confirmed by MENTOR's QA/QC or technical service personnel using the same standards for confirmation which MENTOR uses for products other than the Product and (ii) are believed in good faith by MENTOR to arise out of a fault or omission attributable to PERIMMUNE. Within twenty (20) calendar days following receipt from MENTOR of the original notification of each such complaint, PERIMMUNE agrees to provide MENTOR with a written interim or final complaint investigation report. All such Product complaints reported to PERIMMUNE by MENTOR shall be reviewed monthly by PERIMMUNE until closure, and a summary report thereof will be provided by PERIMMUNE to MENTOR.

             (c) PERIMMUNE will report to MENTOR all data and/or information pertaining to adverse reports on any lot of Product supplied by PERIMMUNE for distribution by MENTOR which would have an adverse impact on performance of the Product.

             (d) Should there be a difference of opinion between PERIMMUNE and MENTOR regarding whether a field notification or recall is necessary, MENTOR will exercise the right to notify its customers without delay.

      6.8. Packaging and Intellectual Property. MENTOR shall be responsible for repackaging the Product in such form as is suitable and in compliance with all applicable laws for resale in each jurisdiction in which the Product is sold. MENTOR will distribute the Product only with all appropriate labeling, packaging and Product literature and only under MENTOR's applicable trademarks and trade names. MENTOR recognizes PERIMMUNE's right, title and interest in its patents (including all Product Patents), trademarks, trade names and copyrights, trade secrets and proprietary information in connection with the Product and MENTOR shall not claim any ownership right thereto inconsistent with this Agreement, or dispute the validity thereof. In the event any third party shall contest PERIMMUNE's rights to its patents, trademarks, trade names or copyrights, trade secrets or proprietary rights, MENTOR shall, at PERIMMUNE's sole expense, render reasonable assistance to PERIMMUNE in defending such claims.

        6.9. Product Modifications. PERIMMUNE reserves the right, from time to time, to modify the Product or to make any Improvement, and shall give MENTOR at least three (3) months prior written notice before making any Improvement or change to its manufacturing process for the Product that would have an impact on any of PERIMMUNE's product verifications or validations, or changes in raw materials that would alter the use of the Product for any Indicated Use or other change or Improvement that could impact product labeling or promotional literature; provided, however, that PERIMMUNE shall be required to provide MENTOR with only reasonable advance notice where such modification or Improvement is required to comply with any applicable legal or regulatory requirement or the unanticipated modification or unavailability of raw material.

        6.10. Appointment of Sub-Distributors. MENTOR may assign, sublicense, delegate, or otherwise transfer the performance of the rights and obligations hereunder to qualified and reputable sub-distributors, provided, however, that:
(i) MENTOR shall be liable to PERIMMUNE for the errors, negligent acts and omissions of its sub-distributors as if such errors, negligent acts and omissions were its own, including any breach of any provision of this Agreement by the sub-distributors; (ii) MENTOR shall have and retain full control of any sub-distributor utilized, and shall be responsible for the performance by any sub-distributor; and (iii) MENTOR shall not be relieved of the responsibility for the proper performance and completion of the sub-distributed portions of its obligations hereunder.

                                   ARTICLE VII
                              TERM AND TERMINATION

        7.1. Term. This Agreement shall be in full force and effect in each applicable jurisdiction, and for each applicable Indication Use, for a period commencing on the Effective Date and continuing for a period equal to ten (10) years following the obtaining of the first Approval of the Product for such Indicated Use in such jurisdiction, provided that, MENTOR shall have the right to terminate this agreement with respect to any such Indicated Use in any such jurisdiction at the expiration of five (5) years from the date of such Approval in such jurisdiction by giving not less than one-hundred and eighty (180) days written notice to PERIMMUNE of its intention to so terminate.

        7.2.   Termination.

             7.2.1. Termination by MENTOR Without Cause. MENTOR shall be entitled to terminate this Agreement without cause at any time prior to attainment of the Project Objective by giving PERIMMUNE not less than one-hundred and eighty (180) days prior written notice of intention to terminate, specifying the effective date of termination, if MENTOR reasonably concludes that the Project Objective cannot be attained within the Target Period, for a reason other than excusable delay and events of force majeure, at a cost that does not exceed the Project

Budget as adjusted by the parties as described herein. Should MENTOR exercise the termination right conferred by this Section 7.1, then:

                (i) MENTOR shall remain liable for the payment of any costs or expenses that PERIMMUNE reasonably incurs in the winding down and terminating of the Project Development Activities, including amounts payable pursuant to contracts and agreements entered into by PERIMMUNE prior to receiving notice of intention to terminate, provided that nothing in this Section 7.2.1(i) shall cause MENTOR to be liable for obligations of PERIMMUNE under contracts with institutions acting as investigators in the clinical trials conducted pursuant to this Agreement, which obligations are inconsistent with current industry practice in the conduct of clinical trials.

                (ii) MENTOR shall not have the right to the return of any funds previously expended by it pursuant to this Agreement; and

                (iii) MENTOR shall have no rights in the Product or the Project Information and PERIMMUNE shall be free to license the right to manufacture, market and sell the Product to any other persons as PERIMMUNE may select without further duty or obligation to MENTOR.

             7.2.2. Termination by MENTOR With Cause. MENTOR shall be entitled to terminate this Agreement for cause by giving PERIMMUNE written notice of intention to terminate, specifying the effective date of termination not less than ninety (90) days prior to the effective date of termination, upon the occurrence of any of the following events:

                (i) PERIMMUNE commits a material breach of its obligations under this Agreement and such material breach remains uncured for a period of ninety (90) days after written notice of such default, specifying the nature thereof, has been given to PERIMMUNE, unless, prior to the expiration of such ninety (90) day period, PERIMMUNE has commenced, and thereafter pursues with diligence to completion, those actions necessary to cure such default within a reasonable period of time.

                (ii) PERIMMUNE becomes insolvent or has a receiver, liquidator, trustee or assignee in bankruptcy or insolvency appointed, in each case whether by the voluntary act or otherwise, and, in the case of any such proceeding that is involuntary, if such proceeding is not terminated within thirty (30) days thereafter.

                (iii) An order is made or a resolution is passed for the winding up or liquidation of PERIMMUNE.

             7.2.3. Termination by PERIMMUNE With Cause. PERIMMUNE shall be entitled to terminate this Agreement for cause by giving MENTOR written notice of intention to terminate, specifying the effective date of termination not less than ninety
(90) days prior to the effective date of termination, upon the occurrence of any of the following events:

                (i) MENTOR commits a material breach of its obligations under this Agreement and such material breach remains uncured for a period of ninety (90) days after written notice of such default, specifying the nature thereof, has been given to MENTOR, unless, prior to the expiration of such ninety (90) day period, MENTOR has commenced, and thereafter pursues with diligence to completion, those actions necessary to cure such default within a reasonable period of time.

                (ii) MENTOR becomes insolvent or has a receiver, liquidator, trustee or assignee in bankruptcy or insolvency appointed, in each case whether by the voluntary act or otherwise, and, in the case of any such proceeding that is involuntary, if such proceeding is not terminated within thirty (30) days thereafter.

                (iii) An order is made or a resolution is passed for the winding up or liquidation of MENTOR.

        7.3.   Procedures on Termination.  Upon termination of this Agreement:

             (a) each party shall return to the other party all Confidential Information (as defined herein) which such other party shall have supplied to the party and which is in the party's possession.

             (b) the rights and duties of each party under this Agreement in respect of performance prior to termination shall survive and be enforceable in accordance with the terms of this Agreement.

             (c) within thirty (30) days of receipt of PERIMMUNE's invoice therefor, MENTOR will pay PERIMMUNE for all remaining inventory of the Product for which MENTOR has issued purchase orders to PERIMMUNE. Upon payment, PERIMMUNE will ship such inventory to MENTOR at MENTOR's expense, and MENTOR shall be entitled to continue to market and sell the Product until MENTOR's inventory of the Product has been disposed of.

             (d) If this Agreement has been terminated by reason of a material breach by PERIMMUNE, adjudicated as provided by Section 7.4(iv), PERIMMUNE shall continue to be bound by the provisions of Section 6.1 of this Agreement for the same period of time during which PERIMMUNE would have been bound had such termination not occurred.

      7.4. Procedures on PERIMMUNE's Discontinuance of Manufacture. MENTOR shall have the right to exercise the license granted pursuant to Section 4.2, above, if PERIMMUNE (i) abandons the Project Development Activities without the concurrence of MENTOR; (ii) discontinues manufacturing the product for valid business reasons that cannot be remedied within a reasonable period of time;
(iii) is otherwise unable to supply the requirements of

MENTOR for the Product on forecasted delivery dates, as such requirements and delivery dates are set forth in the twelve (12) month forecast of purchases submitted by MENTOR to PERIMMUNE pursuant to Section 6.3(d) of this Agreement for a period of two successive quarters; or (iv) is in material breach of this Agreement, which material breach has been determined by a court of law, which determination has become final and not subject to further appeal. Upon the occurrence of any such event, PERIMMUNE shall transfer to MENTOR any necessary technology, knowledge, know-how, and the rights to the Approvals for the Product for use in the Indicated Uses, to the extent necessary or appropriate to enable MENTOR or its alternate supplier to exercise the license granted under Section
4.2. MENTOR shall reimburse PERIMMUNE the reasonable out-of-pocket costs PERIMMUNE incurs in doing so (including salary benefits for time expended by PERIMMUNE employees) immediately upon receipt of an invoice therefor. If any such event occurs before the issuance of an Approval for an Indicated Use, then PERIMMUNE shall transfer to MENTOR all Project Information relating to such Indicated Use.

                                  ARTICLE VIII.
                                   WARRANTIES

        8.1. Representations and Warranties of MENTOR. MENTOR hereby makes the following representations and warranties to PERIMMUNE, which representations and warranties are true and correct on the date hereof:

             (a) MENTOR is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

             (b) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated herein, will (a) violate or conflict with any provision of the Certificate of Incorporation or By-laws of MENTOR, each as in effect on the Effective Date; (b) with or without the giving of notice or the lapse of time or both (i) result in a breach of, or violate, or be in conflict with or constitute a default under, or result in the termination or cancellation of, or accelerate the performance required under, any security instrument, mortgage, note, debenture, indenture, loan, lease contract, agreement or other instrument, to which MENTOR is a party or by which it or any of its properties or assets may be bound or affected, or (ii) result in the loss or adverse modification of any lease, franchise, license or other contractual right or other authorization granted to or otherwise held by MENTOR; (c) require the consent of any party to any such agreement or commitment to which MENTOR is a party or by which any of its properties or assets are bound; (d) result in the creation or imposition of any lien, claim or encumbrance upon any property or assets of MENTOR; or (e) require any consent, approval, authorization, order, filing, registration or qualification of or with any court or governmental authority or arbitrator to which MENTOR is subject or by which any of its properties or assets may be bound or affected, other than Approvals of the Product for the Indicated Uses, as contemplated herein.

             (c) All action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly taken, and this Agreement constitutes the valid and binding obligation of MENTOR enforceable in accordance with its terms.

             (d) There are no claims relating to patent infringement or any other matters, actions, suits, proceedings, arbitrations or investigations pending or, to the best of MENTOR's knowledge, threatened, against MENTOR which if adversely determined would adversely affect MENTOR's ability to sell the Product for any Indicated Use, or MENTOR's ability to conduct Product Development or to enter into or carry out this Agreement.

        8.2. Representations and Warranties of PERIMMUNE. PERIMMUNE hereby makes the following representations and warranties to MENTOR, which representations and warranties are true and correct on the date hereof

             (a) PERIMMUNE is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the power and authority to enter into this Agreement and perform its obligations hereunder.

             (b) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated herein, will (a) violate or conflict with any provision of the Certificate of Incorporation or By-laws of PERIMMUNE, each as in effect on the Effective Date; (b) with or without the giving of notice or the lapse of time or both (i) result in a breach of, or violate, or be in conflict with or constitute a default under, or result in the termination or cancellation of, or accelerate the performance required under, any security instrument, mortgage, note, debenture, indenture, loan, lease contract, agreement or other instrument, to which PERIMMUNE is a party or by which it or any of its properties or assets may be bound or affected, or (ii) result in the loss or adverse modification of any lease, franchise, license or other contractual right or other authorization granted to or otherwise held by PERIMMUNE; (c) require the consent of any party to any such agreement or commitment to which PERIMMUNE is a party or by which any of its properties or assets are bound; (d) result in the creation or imposition of any lien, claim or encumbrance upon any property or assets of PERIMMUNE; or (e) require any consent, approval, authorization, order, filing, registration or qualification of or with any court or governmental authority or arbitrator to which PERIMMUNE is subject or by which any of its properties or assets may be bound or affected, other than Approvals of the Product for the Indicated Uses, as contemplated herein.

             (c) All action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly taken, and this Agreement constitutes the valid and binding obligation of PERIMMUNE enforceable in accordance with its terms.

             (d) There are no claims relating to patent infringement or any other matters, actions, suits, proceedings, arbitrations or investigations pending or, to the best of PERIMMUNE's knowledge, threatened, against PERIMMUNE which if adversely determined would adversely affect the use of the Product for any Indicated Use, or PERIMMUNE's ability to enter into or carry out this Agreement.

             (e) PERIMMUNE, after having made a reasonable investigation and obtaining the advice of its counsel, (i) has no knowledge that the manufacture, use, importation or sale of the Product for the Indicated Uses under this Agreement, either alone or in combination, infringes any patent or other industrial property right of a third party; and (ii) has not received any notification from any third party alleging or suggesting that the manufacture, use, importation or sale of the Product does or would infringe any patent or other industrial property. PERIMMUNE shall disclose to MENTOR any information regarding adverse patent rights of which it is, or becomes, aware relating to the Product.

                                   ARTICLE IX.
                                 INDEMNIFICATION

        9.1. PERIMMUNE Indemnification. PERIMMUNE shall defend, indemnify and hold harmless MENTOR and its directors, employees, representatives and agents from and against all suits, claims, liabilities, damages, demands and costs (including, but not limited to, reasonable legal expenses) ("Claims") incurred as a result of:

             (a) any claims of or on behalf of third parties for death or personal injury resulting from the Product; provided, however, that this indemnity shall not apply to, and PERIMMUNE shall not be liable for, any such claim caused by or arising from:

                (i) any act or failure on the part of MENTOR, its Affiliates, or their respective employees, representatives, agents or subsidiaries (the "MENTOR Parties") in packaging, handling, storing or otherwise distributing the Product;

                (ii) any representation or warranty concerning the Product made by or on behalf of MENTOR or any MENTOR Party and not specifically authorized by PERIMMUNE;

                (iii) any claim resulting from the use of the Product by any customer that was not in accordance with the use presented by PERIMMUNE;

                (iv) MENTOR's failure to disseminate to purchasers or end-users any Product information which PERIMMUNE has made available to MENTOR;

                (v) any claim where PERIMMUNE has not been notified in writing within forty five (45) days of MENTOR's first notice of this claim;

                (vi) any claim where MENTOR fails to furnish evidence in its possession or fails to fully cooperate with PERIMMUNE in preparing the defense;

             (b) any claim that the Product or any activities hereunder infringe the patent or other intellectual property rights of any third party provided MENTOR gives PERIMMUNE notice within forty-five (45) days of MENTOR's first notice of the claim; provided, however, that the claim is not based on (i) the sale or use of the Product in combination with any other product which is not specifically authorized by PERIMMUNE in writing; and

             (c) PERIMMUNE's material breach of the terms of this Agreement.

        9.2. MENTOR Indemnification. MENTOR shall defend, indemnify and hold harmless PERIMMUNE and its directors, employees, representatives and agents from and against all Claims incurred as a result of:

             (a) MENTOR's material breach of the terms of this Agreement.

        9.3. Indemnification Proceedings.

             (a) Notice of Claims: Assumption of Defense. The party to be indemnified ("the Indemnified Party") shall give prompt notice to the other party ("the Indemnifying Party") of the assertion of any Claim in respect of which indemnity may be sought hereunder (and in any event within fifteen (15) calendar days after the service of the citation or summons). It is understood, however, that the Indemnified Party shall be authorized and expected to take any such prompt action as may be reasonably necessary in the circumstances of any proceedings seeking an injunction or similar equitable relief against it. The Indemnifying Party may, at its own expense (i) participate in the defense of any Claim for which it is obligated to indemnify the Indemnified Party hereunder and
(ii) upon notice to the Indemnified Party at any time during the course of any such Claim, assume the defense thereof; provided, however, that (i) the Indemnifying Party's counsel is reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party shall, upon reasonable request, thereafter consult with the Indemnified Party from time to time with respect to such Claim. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. Whether or not the Indemnifying Party chooses to defend or prosecute any such Claim, both parties hereto shall cooperate in the defense or prosecution thereof.

             (b) Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Party or the Indemnifying Party (as the case may be) of any Claim shall be binding upon the Indemnifying Party or the Indemnified Party (as the case may be) in the same manner as if a final judgment or decree has been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided however, that no obligation, restriction or loss shall be imposed on an Indemnified Party as a result of such settlement without its prior written consent which consent shall not be unreasonably withheld, and such settlement shall include an unconditional release of the Indemnified Party; and provided further, that the Indemnified Party shall not make or cause to be made any such settlement or compromise without the prior written consent of the Indemnifying Party, which consent shall not unreasonably be withheld. The Indemnified Party will give the Indemnifying Party at least thirty (30) days' prior written notice of any proposed settlement or compromise of any Claim it itself is defending, during which time the Indemnifying Party may assume the defense of, and responsibility for, such Claim and, if it does so, the proposed settlement or compromise may not be made.

             (c) Failure of Indemnifying Party to Act. In the event that the Indemnifying Party does not elect to assume the defense of any claim or to cause the same to be done, then any failure of the Indemnified Party to defend or participate in the defense of any such claim or to cause the same to be done, shall not relieve the Indemnifying Party of its obligations hereunder; provided however, that the Indemnified Party shall have given the Indemnifying Party at least thirty (30) days' notice of its proposed failure to defend or participate and afford the Indemnifying Party the opportunity to assume defense thereof prior to the end of such period.

             (d) Procedure for Indemnification. Upon becoming aware of any claim for indemnification, the Indemnified Party shall promptly give notice of such claim (a "Claim Notice") to the Indemnifying Party and will provide, to the extent possible and without prejudice to the rights of the Indemnified Party hereunder, a good faith estimate of the amount the Indemnified Party reasonably anticipates that it will be entitled to on account of indemnification by the Indemnifying Party. If the Indemnifying Party does not object to such indemnification claim within forty-five (45) days of receiving notice thereof, the Indemnified Party shall be entitled to recover promptly the amount of such claim (but such recovery shall not limit the amount of any additional indemnification or other rights to which the Indemnified Party may be entitled pursuant to this Article IX). If, however, the Indemnifying Party advises the Indemnified Party that it disagrees with the Indemnified Party's claim, the parties shall, for a period of forty five (45) days after the Indemnifying Party advises the Indemnified Party of such disagreement, attempt to resolve the difference. If the parties are unable to reach agreement within such forty five
(45) days, the disagreement shall be resolved pursuant to Section 10.8 hereof.

             (e) Limitations. No claim for indemnification shall be valid unless first made in writing within forty-five (45) days of the Indemnified Party's first notice of such claim.

                                    ARTICLE X
                                  MISCELLANEOUS

        10.1. Confidentiality.

             (a) Confidentiality Defined. For the purposes of this Agreement, the term "Confidential Information" shall be any information embodying concepts, ideas, techniques, proprietary information, know-how, formulations, market data, customer lists, product specifications and accounting data which:

                (i) is disclosed by one party hereto to the other;

                (ii) is claimed by the disclosing party to be secret, confidential and proprietary to the disclosing party; and

                (iii) if disclosed in writing, is marked by the disclosing party to indicate its confidential nature or, if disclosed orally as confidential, is confirmed in writing by the disclosing party to be confidential within ten (10) days following disclosure.

             (b) Non-Disclosure. During the period that this Agreement remains in effect and for a period of three (3) years following termination hereof, each party (except as is explicitly otherwise required hereby) shall keep confidential, shall not use for itself or for the benefit of others and shall not copy or allow to be copied in whole or in part any Confidential Information disclosed to such party by the other. The obligation of confidentiality imposed upon the parties by the foregoing paragraph shall not apply with respect to any alleged Confidential Information which:

                (i) is known to the recipient thereof, as evidenced by said recipient's written records, prior to receipt thereof from the other party hereto;

                (ii) is disclosed to said recipient after the date hereof by the third party who has the right to make such disclosures and who does not violate any confidentiality agreement with the affected party hereto;

                (iii) is or becomes a part of the public domain through no fault of the said recipient; or

                (iv) is required by law or judicial or administrative process to be disclosed.

             (c) Non-Disclosure of Relationship. PERIMMUNE and MENTOR shall agree to keep confidential and not disclose to third parties, the supply and working relationship under this Agreement.

             (d) Limited Use of Confidential Information. Each party agrees to limit access to Confidential Information to employees and agents having a need to know and to protect Confidential Information to the same extent as it protects its own trade secrets.

        10.2. Notices. Any notices or report or other communication permitted or required under this Agreement shall be in writing and sent by certified mail, express mail; Federal Express, postage paid, return receipt requested, addressed to the party to whom the notice is to be given. All notices, reports or other communications made hereunder shall be deemed to have been made on the date postmarked. Changes in address shall be accomplished by a notice in compliance with this Section 10.2. The current address for each party is as follows:

        PERIMMUNE                             MENTOR Corporation
        1330 Piccard Drive                    5425 Hollister Avenue
        Rockville, Maryland 20850-4396        Santa Barbara, California 93111
        Attn: Dr. Bryan Butman                Attn: Mr. Anthony Gette

        10.3. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective heirs, successors, assigns and legal representatives. Either party may freely assign this Agreement to any Affiliate, and either party shall have the right to assign its rights and licenses and to delegate its duties under this Agreement to any third party who (a) purchases all or substantially all of the business assets of the assignor or who succeeds to the business of the assignor by reason of a merger or consolidation and (b) agrees to assume the duties and obligations of the assignor hereunder. Except as expressly provided herein, no party hereto shall have the right to transfer or assign its interest in this Agreement without the prior written consent of the other party hereto, which consent may not be unreasonably withheld. The assignment by either party of any rights under this Agreement shall not relieve the assigning party from any of its obligations under this Agreement.

        10.4. Force Majeure. Neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of any delay or default in such party's performance hereunder if such default or delay is caused by events beyond such party's reasonable control including, but not limited to, acts of God, regulation or law or other action of any government of agency thereof, war or insurrection, civil commotion, destruction or production facilities or materials by earthquakes, fire, flood or storm, labor disturbances. epidemic, or failure of supplies, public utilities or common carriers. Each party shall endeavor to resume its performance hereunder if such performance is delayed or interrupted by reason of force majeure. Each party shall notify the other, in writing, not less often than monthly, of the nature of progress of such endeavors.

        10.5. Insurance. Each party shall keep in force during the term of this Agreement, and for a period of three (3) years following its termination, product liability insurance in such amounts as may be customary for like-sized businesses undertaking like responsibilities to those contemplated by this Agreement. Each party shall submit a certificate of insurance to the other evidencing such coverage upon written request therefor.

        10.6. Severability. Should any part of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties.

        10.7. Waiver. Waiver by either party of a default or breach or a succession of defaults or breaches, or any failure to enforce any right hereunder shall not be deemed to constitute a waiver of any subsequent default or breach with respect to the same or any other provision hereof, and shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default or breach.

        10.8. Mediation. Unless the relief sought requires the exercise of the equity powers of a court of competent jurisdiction, neither party shall commence any action or proceeding to construe or enforce the terms and conditions of this Agreement unless such party has first given written notice of its intention to do so and submitted such matter to non-binding mediation if the other party desires to have the controversy mediated. Any party who receives from the other party (a) a notice of default under this Agreement, or a notice that such other party intends to submit a controversy or dispute for adjudication, shall have a period of fifteen (15) days after its receipt of such notice to request that the dispute or controversy be submitted to mediation, and the failure of the recipient of any such notice to make a written request for mediation within such fifteen (15) day period shall be deemed to have waived its right to require that such matter be submitted to mediation. The period during which any such matter is being mediated shall not toll the period during which any party who is in default in the performance of its obligations under this Agreement is obligated to remedy or cure such default.

        10.9. Venue and Jurisdiction. The parties hereto (a) mutually consent and stipulate that any action or proceeding commenced to interpret or enforce this Agreement or the rights and duties of the parties hereunder shall be commenced and conducted in a state or federal court of competent jurisdiction situated in the county or judicial district in which the defendant in such action or proceeding has its corporate headquarters, (b) each waive any claim that any such state or federal court is an inconvenient forum, and (c) each irrevocably agrees that any and all actions or proceedings arising out of or relative to this Agreement or from transactions contemplated herein shall be exclusively heard only in such state or federal court.

        10.10. Governing Law. This Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Maryland without regard to the choice of law rules utilized in that jurisdiction.

        10.11. Costs of Enforcement. Should any action or proceeding be necessary to construe or enforce this Agreement, then the party prevailing in any such action or proceeding shall be entitled to recover all court costs and reasonable attorneys' fees, to be fixed by the court and taxed as part of any judgment entered therein, and the costs and fees incurred in enforcing or collecting any such judgment.

        10.12. Entire Agreement. This Agreement represents the entire understanding between the parties as of the Effective Date with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, understandings, representations, statements, and writings, between the parties relating thereto. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and specifically referring to this Agreement and duly executed by each of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the day and year first written above.

PERIMMUNE, INC.                             MENTOR CORPORATION


By:  /s/  M. G. HANNA, JR.                  By:  /s/  CHRISTOPHER J. CONWAY
   -------------------------------             ---------------------------------
   Name:  M. G. Hanna, Jr.                     Name:  Christopher J. Conway
   Title: Chairman and CEO                     Title: Chairman/CEO

                                                                       EXHIBIT A

                                  PROJECT PLAN

                                 (See Attached)

                               [MILESTONE CHART]

                                PERIMMUNE, INC.
                         Product Development: 1998-2000
                                     Budget

COST CENTER 807
ACCOUNT NO. 601204.0                           1998            1999            2000          TOTAL
--------------------------------    ----    ---------       ---------       ---------      ---------

SALARIES
  (1.5) CRA/Monitor 100%                       75,000          75,000          75,000        225,000
Regulatory Affairs Associate 50%               25,000          25,000          25,000         75,000
Fringe                              0.42       42,000          42,000          42,000        126,000
Overhead                            1         142,000         142,000         142,000        426,000

CONSULTING
Clinical data management                       50,000          75,000         100,000        225,000
Statistical analysis                           25,000                          50,000         75,000
Medical advisor                                35,000          35,000          35,000        105,000
Translations                                    2,000           2,000           2,000          6,000

CLINICAL TRIALS
Pre-study visits (@ $1,200/visit)              18,000                                         18,000
Study initiation visits                        18,000                                         18,000
Monitoring visits                              40,000          40,000                         80,000
Close-out visits                                                               20,000         20,000
Study payments (@ $3,000)/pt)                 300,000         300,000                        600,000
Postage/Fed Ex                                  3,000           3,000           3,000          9,000
Office Supplies                                 5,000           5,000           2,500         12,500
Printing - CRF's                               30,000                                         30,000

Manufacturing Development                     200,000         250,000         250,000        700,000

FDA Application Review Fee                                                    256,338        256,338

G&A                                 0.09       90,900          89,460          90,255        270,615
                                    ----    ---------       ---------       ---------      ---------
TOTAL                                       1,100,900       1,083,460       1,093,093      3,277,453
                                    ====    =========       =========       =========      =========

                                   EXHIBIT B

                                   US PATENT

                                 (See Attached)

                                   [BAR CODE]
                                  US005407912A

UNITED STATES PATENT [19]               [11] Patent Number:           5,407,912
Ebert et al.                            [45] Date of Patent:      Apr. 18, 1995
-------------------------------------------------------------------------------

[54] METHOD OF TREATING BLADDER CANCER WITH A KEYHOLE LIMPET HEMOCYANIN
     COMPOSITION WITH ENHANCED ANTI-TUMOR ACTIVITY

[75] Inventors:          Ray F. Ebert, Derwood; Richard D. Swordlow, Silver
                         Spring, both of Md.

[73] Assignee:           ?????, N.V., Arnhem, Netherlands

[21] Appl. No.:          50,697

[22] Filed:              Apr. 19, 1993

[51] Int. CL(6)          A61K 37/10

[52] U.S. Cl.            514/8; 530/395; 424/538; 424/547

[58] Field of Search     530/395; 514/8; 424/538, 547

[56]                            References Cited

                                  PUBLICATIONS

Senozan, N.M. et al. Hemocyanin of the giant keyhole limpet, Megathura crenulata, in "Invertebrate Oxygen-Binding Proteins", J. Larny et al., eds., Marcel Dekker, Inc., N.Y. pp. 703-717 (1981).

Herscovits, H.B. et al., Immunochemical and Immunogenic properties of a purified keyhole limpet Hemocyanin. Immunology 2251-61 (1972).

Curtis, J.E. et al., The human secondary immune response to keyhole limpet, haemocyamin, Clin. Exp. Immunol. 10:171-177 (1972).

Curtis, J.E. et al., The human primary immune response to keyhole limpet haemocyamin: Interrelationships of delayed hypersensitivity, antibody response and in vitro blast transformation. Clin. Exp. Immunol. 6:473-491 (1970).

Herskovits, T. T. et al., Subunit structure and higher order assembly of the hemocyanins of the malongenidac family: Melongena corona (Gmelin), Busycan canaliculatum (Linne), B. ????? (Gmein), B. contrarbum (Conrad), and B. splratim (Lamarck). Comp. Biochem. Physiol. [B] 94B:415-421 (1989).

Garvey, J.S. et al., High-molecular-weight hemocyanin. In: "Methods in Immunology", Addison-Wesley Publ. Co. pp. 135-139 (1977).

Herskovits, T.T., Recent aspects of the subunit organization and dissolution of hemocyanins. Comp. Bio chem. Physiol. 91B-597-611 (1988).

Herskovits, T.T. et al., Higher order assemblies of molluscan hemocyanins. Comp. Bio chem. Physiol. [B] 99B:19-34 (1991).

Savel-Niemann. A. et al., Keyhole limpet hemocyanin: On the structure of a widely used immunologic tool. In: "Invertebrate Dioxygen Carriers", G. Preaux et al., eds., Leuven Unniversity Press, Leuven, pp. 351-356 (1990).

Madrid, J. et al., The role of two distinct subunit types in the architecture of keyhole limpet hemocyanin (KLH). Nerurwiss. 78-512-514 (1991).

Van Holds, K.E. et al., The Hemocyanins. In: "Subunits in Biological Systems", S.N. Timasheff et al., eds. Marcel Dekker, N.Y., pp. 1-53 (1971).

                         (List continued on next page)

Primary Examiner--Michael G. Wityshyn
Assistant Examiner--C. Sayal?
Attorney, Agent, or Firm--Jeffrey L. I?nen; William M. Blackstone

[57]                                ABSTRACT

The present invention is directed to a stabilized keyhole limpet hemocyanin
(KLH) composition in which (1) its intact non-degraded subunit is approximately 400,000 in molecular weight based on SDS-PAGE analysis; and (ii) are contained at least about 50% didecameric or higher KLH multimers, based on sedimentation-equilibrium and/or sedimentation-velocity ultracentrifugation analyses. The KLH composition is enabilized at 4 degrees C. by dissolving and storing it in an Isosomic buffer preferably containing calcium and magnesium. It is critical that the KLH not have been frozen or Iyophilized during its preparation or storage. The KLH composition demonstrates enhanced immunogenic activity, particularly enhanced anti-tumor activity, which is reduced if the KLH is frozen or lyophilized. The KLH composition of the present invention exhibits enhanced anti-rumor activity in a marine bladder tumor model and thereby represents a new and useful anti-tumor immunotherapeutic agent.

                           8 Claims, 6 Drawing Sheets

                                   5,407,912

                                     Page 2
-------------------------------------------------------------------------------
OTHER PUBLICATIONS

Ellerton, H. D. et al., Hemocyanin-A current perspective. Prog. Biophys. mol. Biol. 41:143-248 (1983).

Silverman, D. T. et al., Epidemiology of Bladder Cancer. In:
"Hematology/Oncology Clinics of North America". P. W. Kantoff et al., eds., W.
B. Saunders Co., Phila. p. 1 (1992).

Itouku, K. A. et al., Superficial Bladder Cancer. In: "Hematology/Oncology Clinics of North America". P. W. Kantoff et al., eds., W. B. Saunders Co., Phila. pp. 99-116 (1992).

Morales, A. et al., Intracavitary bacillus Calmentte-Guerin in the treatment of superficial bladder tumors. J. Urol. 116:180-183 (1976).

Morales, A. et al., Immunotherapy for superficial bladder cancer. A developmental and clinical overview. Urol. Clin. Nor. Am. 19:549-556 (1992).

Lamm, D. L., Optimal BCG treatment of superficial bladder cancer as defined by American trials. Pur. Urol. 21 Suppl. 2:12-16 (1992).

Olsson, C. A. et al., Immunologic reduction of bladder cancer recurrence rate.
J. Urol. 111:173-176 (1974).

Jurincic, C. D. et al., Immunotherapy in bladder cancer with keyhole-limpet hemocyanin: a randomized study. J. Urol. 139:723-726 (1988).

Flamm, J. et al., Recurrent superficial transitional cell carcinoma of the bladder: Adjuvant topical chemotherapy vs. immunotherapy. A prospective randomized trial. J. Urol. 144:260-263 (1990).

Kilble, T. et al., Intravesticale rezidivprophylaze benign oberflachlichen harnblasenkarminom mit BCG und KLH. Urologic 30:118-121 (1991).

Flamm, J. et al., Adjuvent topical chemotherapy versus immunotherapy is primary superficial transitional cell carcinoma of the bladder. Br. J. Urol. 67:70-73
(1991).

Lamm, D. L. et al., Immunotherapy of murine transitional cell carcinoma. J. Urol. 128:1104-1108 (1982).

Lamm, D. L. et al., Keyhole-limpet haemacyanin and immune ribonucleic acid immunotherapy of murine transitional cell carcinoma. Urol. Res. 9:237-230
(1981).

Lamm, D. L. et al., Immunotherapy of murine bladder cancer with keyhole-limpet. hemocyanin (K.L.H). J. Urol. 149:648-652 (1993).

Laemmil, U. K., Clevage of structural proteins during the assembly of the head of bacteriophage T4. Nasure 227:680-685 (1970).

Van Holde, K. E. et al., Boundary analysis of sedimentation-velocity experiments with ??? and ?? solutes. Biopolyn 17:1387-1403 (1978).

Vandenbark, A. A. et al., All K.L.H. preparations are not created equal. Cell ??. 60:240-243 (1981).

Chodak, G. W. and Summerhayes, L., Detection of anglogenesis activity in malignant bladder tissue and cells. J. Urol. 1030-1032 (1984).

Shapiro, A., Ratbil?, T. L. Oakley, D. M. and Catalona, W. J., Reduction of bladder tumor growth in mice treated with Introcavitary bacillus
Calmentte-Guerin and in correlation with bacillus Calmentte-Guerin viability and natural killer cell activity. Cancer Res. 43:1611 (1983).

              U.S. PATENT  Apr. 18, 1995  Sheet 1 of 6  5,407,912

                                    [GRAPH]

                                   Figure 1

              U.S. PATENT  Apr. 18, 1995  Sheet 2 of 6  5,407,912


                                    [GRAPH]

                              FIG. 2A, 2B, 2C, 2D

              U.S. PATENT  Apr. 18, 1995  Sheet 3 of 6  5,407,912


                                    [GRAPH]

                                     FIG. 3

     U.S. Patent         Apr. 18, 1995       Sheet 4 of 6        5,407,912


                                  [LINE GRAPH]


                           [TUMOR-BEARING MICE/TIME]


                                    FIGURE 4

     U.S. Patent         Apr. 18, 1995       Sheet 5 of 6        5,407,912


                                  [LINE GRAPH]


                           [TUMOR-BEARING MICE/TIME]


                                    FIGURE 5

     U.S. Patent         Apr. 18, 1995       Sheet 6 of 6        5,407,912



                                  [LINE GRAPH]


                           [TUMOR-BEARING MICE/TIME]

                                    FIGURE 6

                                   5,407,912

                       METHOD OF TREATING BLADDER CANCER
                        WITH A KEYHOLE LIMPET HEMOCYANIN
                      COMPOSITION WITH ENHANCED ANTI-TUMOR
                                    ACTIVITY

                             FIELD OF THE INVENTION

     The present invention relates to a keyhole limpet hemocyanin (KLH) composition that has enhanced immunogenic properties, particularly enhanced anti-tumor activity. Specifically, the present invention relates to an immunogenic agent comprised of KLH formulated to contain >50% didecameric or higher KLH multimers that range in molecular weight from approximately 8-10 million. The immunogenic agent is useful as a cancer therapeutic agent and as an adjuvant or carrier protein.

                          BACKGROUND OF THE INVENTION

     The publications and other materials used to illuminate the background of the invention or provide additional details respecting the practice are incorporated herein by reference numerals in parentheses, and for convenience are respectively grouped in the appended List of References.

     For decades it has been known that hemocyanins are among the most potent of immunogens. Keyhole limpet hemocyanin (KLH, from the primitive gastropod molecule, Megathura crenulata) has been among the most widely used and thoroughly studied of these (1-4). Thus, a single subcutaneous injection of KLH, without adjuvant, will elicit a strong antibody response in virtually 100% of animals, including humans.

    There are a variety of well-known methods for purifying KLH, including differential centrifugation (5), gel-permeation chromatography followed by ion-exchange chromatography (2) and differential centrifugation followed by gel-permeation chromatography (6). Purified KLH that is commercially available typically has been either frozen or lyophilized after purification.

     The solution structure of KLH and other mollusc hemocyanins has been studied extensively (7-10). Thus, it is known that KLH contains glycogylated polypeptide subunits with a molecular weight of 400-500,000 that assemble to form decameric (10-mer) didecameric (20-mer), and larger particles. These multimeric structures have been characterized by ultracentrifugation techniques that yield sedimentation coefficients of 11-19S for the dissociated subunits and 92-107S for the didecameric multimers (1.2). It is further known that a variety of factors may affect the size distribution of mollusc hemocyanins, including KLH (11,12). These factors include ionic strength, pH, temperature, PO[2] and the availability of certain divalent cations, notably calcium and magnesium.

     Bladder cancer is the fourth most prevalent human malignancy, with about 49,000 new cases and 9,700 death reported annually (13). Whereas tumors in the bladder often can be removed by surgical resection, such treatment is not always curative. It has been reported that 50-80% of patients whose tumors have been surgically removed will develop recurrent invasive disease (14). Thus, there is a need for therapeutic approaches not only to treat the primary disease but also to prevent recurrent malignancies.

     Morales and associates (15) were the first to describe successful treatment of bladder cancer by intravesicular (i.e., into the bladder) administration of an immuno-therapeutic agent, Bacillus Calmette-Guerin (BCG). Extensive additional studies during the past 15 years have shown that both primary and recurrent bladder tumors are responsive to immunotherapeutic treatment modalities in general, and BCG treatment in particular (16,17).

     KLH was first implicated as a potential immunotherapeutic agent for bladder cancer in studies by Olsson and associates (18) that disclosed a statistically significant reduction in the frequency of tumor recurrences in patients with low-stage bladder cancer who had received intradermal injection of KLH. Subsequently, other investigators have described human clinical trial in which KLH administered intravesically was effective in reducing the incidence of recurrent disease (19-21) or in treating primary tumors (22). The anti-tumor activity of KLH also has been demonstrated in an experimental animal model: the intralesional murine bladder tumor model of Lamm and associates (23-25). In this experimental model it has been observed that if the animals are not immunized subcutaneously with KLH prior to treatment, the anti-tumor activity was lost
(25). Summarizing, KLH has been shown to have immunotherapeutic activity against bladder cancer, both in human clinical trials and in animal models.

     Despite extensive literature and prior art regarding the structure and immunogenic and anti-tumor activity of KLH, there have been no studies that address the question of whether these two characteristics may be related or whether the immunogenic activity of KLH could be enhanced. Thus, it is an object of the present invention to enhance the immunogenic and anti-tumor activity of KLH.

                            SUMMARY OF THE INVENTION

     The present invention is directed to a stabilized KLH composition in which
(i) its intact non-degraded subunit is approximately 400,000 in molecular weight based on SDS-PAGE analysis; and (ii) are contained at least about 50% didecameric or higher KLH multimers, based on sedimentation-equilibrium and/or sedimentation-velocity ultracentrifugation analyses. The KLH composition is stabilized at 4 degrees C. by dissolving and storing it in an isotonic buffer containing calcium and magnesium. It is critical that the KLH not have been frozen or lyophilized during its preparation or storage, as such treatment reduces its anti-tumor activity, presumably by altering the size distribution of KLH multimers. The KLH composition demonstrates enhanced immunogenic activity, particularly enhanced anti-tumor activity, which is reduced if the KLH is frozen or lyophilized. The KLH composition of the present invention exhibit enhanced anti-tumor activity in a murine bladder tumor model and thereby represents a new and useful anti-tumor immunotherapeutic agent.

                       BRIEF DESCRIPTION OF THE DRAWINGS

     FIG. 1 shows SDS-PAGE analysis of KLH [the method of Lacmmil et al. (26) under reducing conditions; 5% to 15% polyacrylamide gradient; Coomassie blue R-250 staining]. Lane 1, p-KLH; lane 2, d-KLH; lane 3, f-KLH; lane 4, l-KLH. Molecular weight markers (kDa) are shown at left.

    FIG. 2A shows electron microscopy of p-KLH.
    FIG. 2B shows electron microscopy of d-KLH.
    FIG. 2C shows electron microscopy of f-KLH.
    FIG. 2D shows electron microscopy of l-KLH.

                                   5,407,912

     FIG. 3 shows size distribution of KLH by sedimentation-velocity ultracentrifugation. Samples were diluted 1:10 with PBS and centrifuged at 57,000 x g at ambient temperature in a Beckman Model E analytical ultracentrifuge equipped with a photoelectric scanner. S values were determined by the method of Van Holde et al. (27). The monomer is shown by [SYMBOL](11-19S). The decamer is shown by [SYMBOL](55-70S). The didecamer is shown by [SYMBOL](91-107S). Multimers larger than didecamers are shown by [SYMBOL](> 107S).

     FIG. 4 shows the rate of tumor outgrowth for p-KLH in a dose-response experiment. P-KLH was given intravesically to mice inoculated on day 0 with MB-49 bladder tumor cells. * Vehicle control; p-KLH dosages; [SYMBOL] 10 micrograms; [SYMBOL] 50 micrograms; [SYMBOL] 500 micrograms; [SYMBOL] 1000 micrograms.* Significantly different from control (p <0.01; Fisher's Exact); ** significantly different from control (p <0.001); Fisher's Exact).

     FIG. 5 shows the rate of tumor outgrowth at the 10 microgram dose level. The indicated forms of KLH were given intravesically to mice ioculated on day 0 with MB-49 bladder tumor cells. * Vehicle control; [SYMBOL] KLH control (immunized with vehicle/treated with p-KLH); [SYMBOL] p-KLH; [SYMBOL] d-KLH; [SYMBOL] f-KLH; [SYMBOL] l-KLH. * Significantly different from control (p <0.09; Fisher's Exact).

     FIG. 6 shows the rate of tumor outgrowth at the 100 microgram dose level. The indicated forms of KLH were given intravesically to mice inoculated on day 0 with MB-49 bladder tumor cells. * Vehicle control; [SYMBOL] KLH control (immunized with vehicle/treated with p-KLH); [SYMBOL] p-KLH; [SYMBOL] d-KLH; [SYMBOL] f-KLH; [SYMBOL] l-KLH. * Significantly different from control (p <0.09; Fisher's Exact); ** significantly different from control (p
<0.01; Fisher's Exact).

                          DESCRIPTION OF THE PREFERRED
                                  EMBODIMENTS

     The present invention is directed to a KLH composition which has enhanced immunogenic activity, particularly enhanced anti-tumor activity. The composition comprises KLH in a physiologically acceptable isotonic buffer. The isotonic buffer preferably contains calcium and magnesium. The KLH in the composition of the present invention comprises (i) an intact, non-degraded subunit of approximately 400,000 in molecular weight based on SDS-PAGE analysis, and (ii) at least about 50% didecameric or higher KLH multimers. The didecameric or higher KLH multimers have molecular weights of approximately 8-10 million with sedimention coefficients of about 92-107S. The amount of didecameric or higher KLH multimers present is based on sedimentation-equilibrium and/or sedimentation-velocity ultracentrifugation analyses. It is critical that KLH not be frozen or lyophilized at any time during the isolation, preparation or purification of the KLH or during preparation and storage of the KLH composition. The KLH composition is stored at 2 degrees - 10 degrees C., preferably 4 degrees C. The KLH composition is highly stable under these conditions. The concentration of KLH in the KLH composition is 0.1-20 mg/ml. preferably 2-10 mg/l. and most preferably 5 mg/ml.

     The KLH composition of the present invention demonstrates an enhanced immunogenic activity, particularly enhanced anti-tumor activity. This enhanced immunogenic activity is reduced if the KLH or KLH composition is frozen or lyophilized at any time during the preparation and/or storage of KLH or the KLH composition. The enhanced immunogenic activity is seen (a) with injection of KLH (without adjuvant), (b) with KLH used as an adjuvant, (c) with KLH used as a carrier immunogen for haptens or weakly immunogenic antigens, and (d) with KLH used as an anti-tumor agent. The KLH composition of the present invention exhibits enhanced anti-tumor activity for many tumors, including but not limited to bladder tumors. The KLH composition is administered to patients with tumors in accordance with techniques known in the art, preferably by intravesical administration, after subcutaneous immunization
(25) using an anti-tumor effective amount of the KLH composition. That is, in the preferred embodiment, the patient is first immunized by subcutaneous administration of the KLH composition of the present invention and then treated on a weekly basis by intravesical administration of the KLH composition.

     The following abbreviations are used herein:

     p-KLH is purified KLH in which the KLH is in an isosonic buffer, the KLH has not been frozen or lyophilized during the purification process, and the p-KLH is not frozen or lyophilized.

     d-KLH is dissociated KLJ in which the multimers existing in p-KLH have been dissociated.

     f-KLH is frozen KLH in which the p-KLH was frozen for at least 24 hours.

     l-KLH is lyophilized KLH in which p-KLH was lyophilized.

     The KLH is purified from freshly collected hemolymph by conventional procedures. It is critical that the hemolymph and/or KLH not be frozen or lyophilized at any point during the purification of the KLH. It is also critical that the purified KLH not be frozen or lyophilized. The purified KLH is stabilized by storage in an isotonic buffer containing calcium and magnesium at about 4 degrees C. One method suitable for purifying and storing KLH is described in Example 1 below. However, it is understood that other methods can be utilized which meets the above criteria.

                                   EXAMPLE 1


                              Purification of KLH

     A saturated ammonium sulfate slurry made from freshly-collected hemolymph and containing approximately 30 mg/ml. KLH was purchased from Pacific Biomarine Laboratories, Inc., Venice, Calif. The hemolymph was collected according to the guidelines of Vandebark and associates (28): Limpets were cleaned, incised, and bled at 4 degrees C. for approximately one hour. No massaging was done to recover additional hemolymph. KLH was precipated by addition of solid ammonium sulfate to 65% saturation (430 g/L.). The ammonium sulfate slurry was collected by centriguation, and yielded a solution containing approximately 30-40 mg/mL. protein. This solution was diluted to approximately 10-20 mg/ml. with a phosphate-buffered saline (PBS) solution containing magnesium and calcium [KH[2]PO[4] (1.5 mM), N?[2]HPO[4]7H[2]O (?.1 mM), NaCl (136.9 mM), KCl
(2.7 mM), CaCl[2]2H[2]O (0.9 mM), and MgCl[2]6H[2]O (0.5 mM); pH - 7.3-7.5].
Particulates and undissolved protein were removed by centrifugation at low speed (approximately 1,000-3,000 x g) for 20 min.

                                   5,407,912

The supernatant, which contained dissolved KLH, was centrifuged at 41,400xg for 12-18 hours. The pellet, which consisted primarily of high-molecular-weight KLH, was dissolved in PBS and recentrifuged at 41,400xg as above. The resultant pellet was again dissolved in PBS, adjusted to a final concentration of 5mg/ml, sterilized by ultrafiltration through a microporous membrane, and stored at 4 degree C. This KLH solution is hereinafter referred to as purified KLH (p-KLH). KLH solution is hereinafter referred to as purified KLH (p-KLH).

     It will be understood by practitioners having ordinary skill in the art that the concentrations of buffer ions and chloride salts specified in the foregoing PBS solution may be adjusted in a variety of combinations such that the ionic strength of the resultant solution remains approximately isotonic to mammalian cells. Thus, the PBS specification given above is not intended to limit the scope of the present invention, but rather to serve as a guide in the formulation of a composition that optimally preserves the immunogenicity and anti-tumor activity of KLH. It is further understood that a non-isotonic composition that nevertheless retains the important features of the present invention such as the presence of stabilizing divalent cations or pH ranges compatible with the presence of intact non-degraded KLH subunits and at least about 50% didecameric or higher multimers would be within the intended scope of the present invention.

     It is of critical importance that p-KLH be protected from freezing and not be lyophilized, as these phase changes cause damage to the KLH structure and activity, as shown below.

                                   EXAMPLE 2

             Preparation of Dissociated Frozen and Lyophilized KLH

     Dissociated KLH (d-KLH) was produced by addition to p-KLH of Tris-HCl (pH 8.8) and ethylenediamine tetracetic acid to final concentrations of 50 mM and 10 mM, respectively. Frozen (f-KLH) was prepared by placing p-KLH for at least 24 hrs. in a freezer maintained at -20 degree C. Lyophilized KLH (l-KLH) was prepared by freeze-drying p-KLH in a Labconco [register mark] Model 75040 Freeze Dryer 8 according to the manufacturer's instructions.

                                   EXAMPLE 3

    Characterization of Non-Native, Denatured Subunit Structures by SDS-PAGE

     Sodium dodecylsulfate-polyacrylamide gel electrophoresis (SDS-PAGE) was used to assess the size and purity of the KLH subunit. The results (FIG. 1) disclosed a major protein band at approximately equal to 400,000 D? with minor protein bands, constituting [greater than symbol]2% of the total, migrating at lower molecular weights. Since all four KLH preparations exhibited similar banding profiles, it is concluded that the processes of dissociating, freezing, or lyophilizing KLH do not affect its subunit structure. N.B. The molecular weight estimate of the KLH subunit by SDS-PAGE is known to be reliable, but anomalously low compared to estimates from other techniques such as sedimentation-equilibrium ultracentrifugation.

                                   EXAMPLE 4

                  Characterization of Subunit Structures by EM

     Electron microscopy (EM) was used to determine the effect of dissociation, freezing, and lyophilization on KLH structure. As is evident in FIG. 2A, KLH purified according to the method of the present invention consists primarily of didecameric or higher multimers. Dissociated KLH (FIG. 2B) consists entirely of monomeric or dimeric subunits. Frozen and lyophilized KLH (FIGS. 2C and 2D) exhibit a markedly different appearance, with substantially fewer didecamers, and an increased proportion of decameric and smaller structures. That is, the f-KLH or l-KLH preparations contain substantially less than 50% didecameric or higher multimers.


                                   EXAMPLE 5

Characterization of Native Solution Structures by Velocity Ultracentrifugation

     Sedimentation-velocity ultracentrifugation analyses disclosed major effects of dissociating, freezing, or lyophilizing KLH on the solution structure (FIG. 3). Whereas p-KLH was found to consist of approximately 73% didecameric multimers, d-KLH, f-KLH, and l-KLH contained 0%, 13% and 23%, respectively, of this form. It also will be evident from the data in FIG. 3 that f-KLH and l-KLH exhibited a marked shift from didecameric to decameric forms that was accompanied by a substantial increase in d-KLH. Such dramatic changes in quaternary structure, merely upon freezing or lyophilization, were unexpected, and may influence the immunogenicity of the protein (see below).

                                   EXAMPLE 6

                    Dose-Response Relationship of p-KLH in an Intravesical Murine Bladder Tumor Model

     The dose-response relationship between the amount of KLH administered and its anti-tumor effect was determined for p-KLH in the intravesical murine bladder tumor model of Shapiro et al. (29). Mice were immunized subcutaneously (footpad) with 200 micrograms of p-KLH three weeks prior to tumor implantation. On Day 0, mice were anesthesized (Na pentobarbital, 0.05 mg/g), catheterized, the bladder was cauterized, and 2x10[to the fourth power] MB-49 bladder tumor cells (provided by G. Chodak, University of Chicago, Chicago, Ill.; 30) were instilled into the bladder in 0.1 mL of PBS. On Day 1, mice were assigned randomly to treatment groups containing 10 mice/group. On Days 1, 7, and 14, mice were anesthetized and catheterized to receive the indicated doses of p-KLH. The control group was treated s.c. (footpad) on Day 21 and intravesically on Days 1, 7 and 14 with equivalent volumes of the vehicle. The response variable in this tumor model is tumor outgrowth, which is detected by palpation and confirmed in selected animals at autopsy.

     Mice were monitored for tumor outgrowth weekly for at least 4 weeks. At the end of the test period, the mice were sacrificed and the presence or absence of bladder tumors was verified macroscopically or by histological examination, as required.

     As shown in FIG. 4, there was a dose-dependent delay in tumor onset and reduction in tumor incidence among the treated groups, with maximal anti-tumor activity among groups receiving 100-1000 micrograms of

                                   5,407,912
p-KLH (the KLH composition of the present invention having enhanced immunogenic activity). At the four-week time point, significant differences (Fisher's Exact) between control vs. experimental animals were observed. Thus, 10 micron g of the p-KLH composition represents a suboptimal dosage, and dosages of 100 micron g or greater of the p-KLH composition are efficacious in this animal model.

                                   EXAMPLE 7

       Comparison of p-KLH, d-KLH, f-KLH and l-KLH Anti-Tumor Activity in an
                    Intravesical Murine Bladder Tumor Model

     The intravesical murine bladder tumor model of Shapiro et al. (29) again was used to determine anti-tumor activity. Two or three weeks prior to tumor implantation, female mice (6-10 weeks; 20-30 g) were immunized subcutaneously (?? footpad) with p-KLH. On Day 0, the mice were anesthetized (Na-pentobarbital, 0.05 mg/g), catheterized, and bladders were cauterized and instilled with 2x10(4) MB-49 bladder tumor cells (30) in 0.1 mL of phosphate-buffered saline solution (PBS). On Day 1, mice were randomly sorted into groups of 10 animals each. Control animals either were immunized and treated with the vehicle (vehicle controls) or were immunized with the vehicle and treated with p-KLH (KLH controls). All experimental groups were immunized with KLH and treated either with 10 micron g or 100 micron g instillations. As in the previous example, the response variable in this tumor model is tumor out-growth, which is detected by palpation and confirmed in selected animals at autopsy.

     The effect of different forms of KLH administered at two dose levels was determined among the four different KLH preparations at suboptimal (10 micron g) and optimal (100 micron g) dosages. Two weeks prior to tumor implantation, female mice (6-10 weeks; 20-30 g) were immunized ?? (footpad) with 200 micron g of p-KLH. On Day 0, the mice were inoculated intravesically with 2x10(4) MB-45 bladder tumor cells as above. On Day 1, mice were randomly sorted into groups of 10 animals each. Control animals either received sham treatment with the vehicle or were sham-immunized with the vehicle and treated with KLH. Experimentals were treated either with 10 micron g or 100 micron g instillations of KLH from each of the four preparations.

     The results for mice receiving the 10 micron g dosage are summarized in FIG. 5. By four weeks post-inoculation, palpable tumors were present in 70% of mice in the vehicle of KLH-control groups. Immunized mice that were treated with 10 micron g of p-KLH or d-KLH exhibited significantly fewer tumors (p is less than 0.09; Fisher's Exact) than either of the control groups. Immunized mice that received f-KLH or l-KLH did not experience a significantly reduced rate of tumor outgrowth (p is greater than 0.01; Fisher's Exact). Maximal anti-tumor activity of a suboptional dose of the p-KLH composition was noted, particularly at 2-4 week time points.

     The results for mice receiving the 100 micron g dosage are summarized in FIG. 6. By four weeks post-inoculation, palpable tumors were present in 70% of mice in the vehicle of KLH-control groups. Experimental groups that were treated with 100 micron g of p-KLH exhibited significantly fewer tumors (p is less than 0.01; Fisher's Exact) than either of the control groups. Immunized mice treated with dissociated or frozen KLH also experienced significantly reduced tumor outgrowth at this dosage (p is less than 0.09; Fisher's Exact). Mice treated with lyophilized

     KLH did not experience a significantly reduced rate of tumor outgrowth (p is greater than 0.01; Fisher's Exact). Maximal anti-tumor activity of an efficacious dose of the p-KLH composition was noted, particularly at 2-4 week time points.

     These results demonstrate that (although they retain some measure of anti-tumor activity) dissociated, frozen or lyophilized preparations of KLH are less potent than a solution of KLH that has been protected from such phase changes. Thus, the KLH composition of the present invention demonstrates enhanced immunogenic activity, particularly enhanced anti-tumor activity.

     It will be appreciated that the methods and compositions of the instant invention can be incorporated in the form of a variety of embodiments, only a few of which are disclosed herein. It will be apparent to the artisan that other embodiments exist and do not depart from the spirt of the invention. Thus, the described embodiments are illustrative and should not be construed as restrictive.

                               LIST OF REFERENCES

 1. Senozan, N.M. et al., Hemocyanin of the giant keyhole limpet, Megathura crenulata, in: "Invertebrate Oxygen-Binding Proteins", J. Lamy et al., eds., Marcel Dekker, Inc., N.Y., pp 703-717 (1981).

 2. Herscowitz, H.B. et al., Immunochemical and immunogenic properties of a purified keyhole limpet haemocyanin Immunology 22x51-61 (1972).

 3. Curtis, J.E. et al., The human primary immune response to keyhole limpet haemocyanin: Interrelationships of delayed hypersensitivity, antibody response and in vitro blast transformation, Clin. Exp. Immunol. 6:473-191
     (1970).

 4. Curtis, J.E. et al., The human secondary immune response to keyhole limpet haemocyanin, Clin. Exp. Immunol. 10:171-177 (1972).

 5. Garvey, J.S., et al., High-molecular-weight hemocyanin. In: "Methods in Immunology", Addison-Wesley Publ. Co., pp. 135-139 (1977).

 6. Herskovits, T.T. et al., Subunit structure and higher order assembly of the hemocyanins of the melongenidae family: Melongena corona (Gmelln); Busycan
     canalfeslarum   (L.inne). B. carica (Gmein). B. contrarium (Conrad), and B.
     spiratum (Lamarek). Comp. Biochem. Physiol. [Section] 94B:415-421 (1989).

 7. Herskovits, T.T., Recent aspects of the subunit organization and dissociation of hemocyanins. Comp. Biochem. Physiol. [Section]:597-611
     (1988).

 8. Herskovits, T.T. et al., Higher order assemblies of mollusean hemocyanins. Comp. Biochem. Physiol [Section] 99B:19-34 (1991).

 9. Savel-Niemann, A. et al., Keyhold limper hemocyanin; On the structure of a widely used immunologic tool. In: "Invertebrate Dioxygen Carriers". G. Preaux et al., eds., Leuven University Press. Leuven, pp. 351-356 (1990).

10. Mark, J. et al., The role of two distinct subunit types in the architecture of keyhole limpet hemocyanin (KLH) Naturwiss. 78:512-514
     (1991).

11. Van Holde, K. E. et al., The Hemocyanins. In: "Subunits in Biological Systems", S.N. Timasheff et al., eds, Marcel Dekker, N.Y., pp. 1-53
     (1971).

12. Ellerton, H. D. et al, Hemocyanin - A current perspective. Prog. Biophys. Mol. Biol. 41:143-248 (1983).

13.  Silverman, D. T. et al., Epidemiology of Bladder Cancer. In:
     "Hematology/Oncology Clinics of North

                                   5,407,912

      America", P. W. Kantoff et al., eds., W. B. Saunders Co., Philadelphia,
      p. 1 (1992).

14. Itoku, K. A. et al., Superficial Bladder Cancer. In: "Hematology/Oncology Clinics of North America", P. W. Kantoff et al., eds., W. B. Saunders Co., Philadelphia, pp. 99-116 (1992).

15. Morales, A. et al., Intracavitary bacillus Calmette-Guerin in the treatment of superficial bladder tumors. J. Urol. 116:180-183 (1976).

16. Morales, A. et al., Immunotherapy for superficial bladder cancer. A developmental and clinical overview. Urol. Clin. Nor. Am. 19:549-556
      (1992).

17. Lamm, D. L., Optimal BCG treatment of superficial bladder cancer as defined by American trials. Eur. Urol. 21 Suppl. 2:12-16 (1992).

18. Olsson, C. A. et al., Immunologic reduction of bladder cancer recurrence rate. J. Urol. 111:173-176 (1974).

19. Jurincic, C. D. et al., Immunotherapy in bladder cancer with keyhole-limpet hemocyanin: a randomized study. J. Urol. 139:723-726
      (1988).

20. Flamm, J. et al., Recurrent superficial transitional cell carcinoma of the bladder. Adjuvant topical chemotherapy vs. immunotherapy. A prospective randomized trial. J. Urol. 144:260-263 (1990).

21. Kaible, T. et al., Intravesilcale residivprophylane beim oberflachlieben harnblasenkarrinom mit BCG tund KLH. Urologe 30:118-121 (1991).

22. Flamm, J. et al., Adjuvant topical chemotherapy versus immunotherapy in primary superficial transitional cell carcinoma of the bladder. Br. J. Urol. 67:70-73 (1991).

23. Lamm, D. L. et al., Keyhole-limpet haemacyanin and immune ribonucleic acid immunotherapy of murine transitional cell carcinoma, Urol. Res. 9:227-230
      (1981).

24.   Lamm, D. L. et al., Immunotherapy of murine transitional cell carcinoma,
      J. Urol. 128:1104-1108 (1982).

25. Lamm, D. L. et al., Immunotherapy of murine bladder cancer with keyhole limpet hemocyanin (KLH). J. Urol. 149:648-652 (1993).

26. Laemmli, U. K., Cleavage of structural proteins during the assembly of the head of bacteriophage T4. Nature 227:680-685 (1970).

27. Van Holde, K. E. et al., Boundary analysis of sedimentation-velocity experiments with monodisperse and paueidisperse solutes. Biopolym. 17:1387-1403 (1978).

28. Vandenbark, A. A. et al., All KLH preparations are not created equal. Cell. Immunol. 60:240-243 (1981).

29. Shapiro, A., Ratliff, T. L., Oakley, D. M. and Catalona, W. J. Reduction of bladder tumor growth in mice treated with intravesical bacillus Calmette-Guerin and its correlation with bacillus Calmette-Guerin viability and natural killer cell activity. Cancer Res. 43:1611 (1983).

30. Chodak, G.W. and Summerhayes, I., Detection of angiogenesis activity in malignant bladder tissue and cells. J. Urol. 132:1032 (1984).

      What is claimed is:

      1. A method for treating bladder cancer which comprises administering to a patient having bladder cancer an and-tumor effective amount of a keyhole limpet hemocyanin (KLH) composition which comprises purified KLH and a physiologically acceptable isotonic buffer, wherein said KLH comprising (i) an intact, non-degraded subunit of approximately 280,000 in molecular weight, and
(ii) at least about 50% dideomeric or higher multimers of said subunit.

      2. The method of claim 1 wherein the concentration of KLH is about 0.1 to about 20 mg/ml.

      3. The method of claim 1 wherein the concentration of KLH is about 2 to about 10 mg/ml.

      4.    The method of claim 1 wherein the concentration of KLH is 5 mg/ml.

      5. The method of claim 1 wherein said buffer contains calcium and magnesium.

      6. The method of claim 5 wherein the concentration of KLH is about 0.1 to about 20 mg/ml.

      7. The method of claim 5 wherein the concentration of KLH is about 2 to about 10 mg/ml.

      8.    The method of claim 5 wherein the concentration of KLH is 5 mg/ml.

                                     [LOGO]
                                                                          Pharma

November 4, 1997

Jeffrey L. Ihnen, Esq.
Rothwell, Figg, Earnst, and Kurz
555 13th Street N.W. Suite 701
East Tower
Washington D.C. 20004

Re:   Ebart et al.
      USSN: 08/050,697
      Filed: April 19, 1993
      Now US Patent 5,407,912

Dear Jeffrey,

      Enclosed herewith is a copy of the issued patent, the specification from our file and all papers that I had filed prior to you taking over the prosecution with the IDS filed November 15, 1993. I am also enclosing a complete copy of the prosecution filed for the divisional application directed to the KLH composition. In this case a File Wrapper Continuation was filed March 26, 1997. We are awaiting a first Office Action. Also included herewith are associate powers of attorney to prosecute the KLH composition application and to file a continuation application directed to methods for treating bladder cancer using KLH having the subunit size of about 400,000.

      I believe Dr. Nick Pomato will be the person with whom you can discuss technical matters at PerImmune. I will speak with him and confirm this. Their phone number remains (301) 258-5200. Please let me know what else you may need for taking these two cases forward.

Sincerely,

/s/  WILLIAM M. BLACKSTONE
----------------------------------
     William M. Blackstone

Enclosures
WMB/dp

                                   EXHIBIT C

                             PERIMMUNE PROJECT TEAM


Dr. Michael G. Hanna, Jr.

Dr. Diana Goroff

Katherine Habicht

                                   EXHIBIT D

                              MENTOR PROJECT TEAM

Christopher Conway

Bobby Purkait

Loren McFarland

                                   EXHIBIT E

                        FORM OF CERTIFICATE OF ANALYSIS

                                 (See Attached)

                          [PERIMMUNE, INC. LETTERHEAD]


                            CERTIFICATE OF ANALYSIS
                            KEYHOLE LIMPET HEMOCYANIN
                                  PAGE 1 OF 2



KLH-ImmuneActivator(TM) Lot KLH 11B96V

Vial Contents:  2.2 ml of a buffered isotonic solution containing 5.0 [plus or minus] 0.5 mg/ml protein.

Appearance:     Blue translucent liquid

------------------------------------------------------------------------------------------------------------------------------------
Assay               Date          Results                        Specifications                  Testing Facility
-----               ----          -------                        --------------                  ----------------
Protein Conc.       26 March 96   4.9 mg/ml                      4.5 to 5.5 mg/ml                PerImmune Inc.,
                                                                                                 Rockville, MD.

SDS-PAGE            29 May 96     Major protein band migrates    Single major protein band at    PerImmune, Inc.
                                  at 275-285 kDa. Minor          275-285 kDa. Minor bands        Rockville, MD.
                                  bands (<275 kDa) seen.         (<275 kDa) are acceptable.

Determination       8 May 96      0.25% Cu (wt/wt)               0.21-0.31% Cu (wt/wt)           West Coast
of Trace Elements                 Toxic heavy metals             Toxic heavy metals              Analytical Service, Inc.
by ICP                            not detected.                  not detectable.                 Santa Fe Springs, CA

Sucrose Density     29 May 96     Major pcak that co-migrates    KLH co-migrates with            PerImmune, Inc.
Gradient Centri-                  with ferritin. No other        ferritin and lacks any          Rockville, MD.
fugation                          pcaks seen.                    slower migrating forms.

Analytical Ultra-   3 May 96      23%    63.89                   [less than or equal to]         Dept. of Biochemistry
centrifugation                    60%    96.48                   50% sediments with S??          Oregon State University
                                  17%  >100.08                   of 90-10SS. Remaining           Corvallix, OR
                                                                 components may not be <50S.

Endotoxin           14 May 96     3.9 EU/mg protein              [greater than or equal to]      PerImmune, Inc.
                                                                 7.0 EU/mg protein               Rockville, MD.

Pyrogenicity        20 May 96     Non-pyrogenic at the           Non-pyrogenic at                Microbiological
                                  50 mg/70 Kg dose level         50 mg/70 kg doseage.            Associates, Inc.
                                                                                                 Rockville, MD.

                                PERIMMUNE, INC.

                            CERTIFICATE OF ANALYSIS
                           KEYHOLE LIMPET HEMOCYANIN
                                  Page 2 of 2


KLH-ImmuneActivator(TM) Lot KLH 11B96V

Vial Contents: 2.2 ml of a buffered isotonic solution containing 5.0*0.5 mg/ml protein.

Appearance:    Blue translucent liquid

-------------------------------------------------------------------------------

Assay       Date        Results         Specifications   Testing Facility
-----       ----        -------         --------------   ----------------
General     20 May 96   Passed test     Non-toxic to     PerImmune, Inc.
Safety                                  laboratory       Rockville, MD.
                                        test animals

Sterility   23 May 96   Negative for    Negative for     Microbiological
                        bacterial and   bacterial        Associates, Inc.
                        fungal          and fungal       Rockville, MD.
                        contamination   contamination

                 Limited by Federal law to investigational use


Prepared By: /s/ ILLEGIBLE                  Date: 29 Oct. 96
            -----------------------------
            Project Supervisor

Approved By: /s/ ILLEGIBLE                  Date: 29 Oct. 96
            -----------------------------
            Manager, Pilot Manufacturing

Reviewed By: /s/ ILLEGIBLE                  Date: 29 Oct. 96
            -----------------------------
            Quality Assurance